UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
____________________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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____________________________________________
Avid Technology, Inc.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

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April 1, 2019
Dear Stockholder,
I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Avid Technology, Inc. The annual meeting will be held on May 2, 2019 at 8:30 a.m. eastern time, at 75 Network Drive, Burlington, Massachusetts.
You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and vote by proxy through the Internet or request, sign and return your proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
If your shares are held by a broker, your broker cannot vote your shares for non-routine matters, including the election of directors, the advisory vote on 2018 executive compensation and our proposed By-Laws amendment, unless you provide voting instructions. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on these non-routine matters. This will ensure that your shares are counted with respect to these matters.
On behalf of the board of directors, I would like to express our appreciation for your investment in our company. I look forward to greeting many of you at the annual meeting.
Sincerely,
Jeff Rosica
Chief Executive Officer and President

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, MA 01803
_________________________________
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
_________________________________
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Avid Technology, Inc., a Delaware corporation (the "company"), will be held on May 2, 2019 at 8:30 a.m. local time at 75 Network Drive, Burlington, Massachusetts (together with adjournments or postponements thereof, the "annual meeting"):

1.
to elect three Class II directors, each to serve until our 2022 annual meeting of stockholders and, as to each, until a successor is duly elected and qualified, or until earlier death, resignation or removal of the director;

2.	to ratify, by a non-binding advisory vote, the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	to approve an amendment to our Amended and Restated By-Laws to declassify our board and provide for the annual election of directors; and

4.	to approve, by a non-binding, advisory vote, the 2018 compensation paid to the company's named executive officers.
We also will transact any other business that may properly come before the annual meeting or at any adjournments or postponements of the annual meeting.
March 6, 2019 is the record date for determining the stockholders entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments or postponements of the annual meeting.

By Order of our Board of Directors,
Alessandra Melloni
Corporate Secretary
Burlington, Massachusetts
April 1, 2019

April 1, 2019
Dear Fellow Stockholders:

I would like to begin by thanking you, on behalf of the Board of Directors, for your continued investment in, and support of, Avid Technology.
I also want to take this opportunity to share with you the Board’s perspective on our continued progress toward our goals, including the evolution of our corporate governance. Our board remains committed to active and independent oversight of management in order to build sustainable long-term value for shareholders. During 2018, we installed a new management team with a powerful mix of media, technology, and functional expertise. This new team has already demonstrated strong leadership in overseeing the execution of our strategy by continuing our push into higher margin subscription and software services, leading to cash revenue growth, improved gross margins, and increased free cash flow. The Board believes that Avid is well positioned to capitalize on this positive momentum as we move into 2019 and beyond.
Independent Oversight: As our business strategy has evolved, so too has our Board and our corporate governance structure. In less than five years, we have significantly refreshed our board, with five new Board members joining, myself included. Each of these new directors adds exceptional skill, experience, and a fresh perspective to the Avid Board. In 2018, we also separated the Chair and CEO roles to ensure that we had a unified, independent Board that could properly evaluate our management team. Today, eight of the nine members of our Board are independent and each of the standing committees of our Board are comprised solely of independent directors. This year, we have also undertaken an in-depth Board self-evaluation, led by an independent third party, to identify areas in which we can continue to improve.
Alignment of Interests: We believe it is critically important that Avid’s employees, Board, and shareholders share an alignment of economic interests. To that end, we have: (i) increased our NEO equity holding requirements, (ii) instituted an anti-hedging and pledging policy, and (iii) implemented changes to our long-term incentive plan to tie the performance portion of those incentives more closely to the performance of our stock price over time.

Increased Transparency: We have sought to improve transparency in our reporting of operating results in order to allow investors to better understand the economic realities of our business. On earnings calls over the past year, management has begun to provide an increased level of detail with respect to: (i) software licenses and maintenance, (ii) hardware and integrated software, and (iii) professional services and training. Each of these segments has its own growth and margin characteristics and we believe that this is a more intuitive way for investors to understand the company. We have also added new metrics to our earnings discussions, recurring revenue percentage and annual contract value, that provide what we believe to be important additional indicators of performance.
Looking Ahead: We have introduced a proposal that, if approved by shareholders at this year’s annual meeting, would declassify our Board in a thoughtful and orderly manner. If adopted, this proposal would lead to each director being up for election each year, rather than our current staggered structure, in which only one-third of the board is up for election in any given year. Our Board unanimously supports this proposal and the spirit behind it.

Avid remains dedicated to good governance and the strong independent oversight of management that is needed to drive sustainable long-term success. Thank you again for your continued support.
Sincerely,
Peter M. Westley
Chairman

TABLE OF CONTENTS

Security Ownership of Certain Beneficial Owners and Management	52
Section 16(a) Beneficial Ownership Reporting Compliance	52
Appendix A	54
Proxy Card	P-1

AVID TECHNOLOGY, INC.
75 Network Drive
Burlington, Massachusetts 01803
_______________________________
PROXY STATEMENT
ANNUAL MEETING
May 2, 2019
_________________________________
INFORMATION ABOUT PROXY MATERIALS, THE ANNUAL MEETING AND VOTING
Why am I receiving these materials?
On or about April 1, 2019, we mailed these materials to you in connection with the solicitation of proxies by our board of directors for use at our 2019 Annual Meeting of Stockholders to be held on May 2, 2019 at 8:30 a.m. local time, and at any postponement(s) or adjournment(s) of the annual meeting. The annual meeting will be held at 75 Network Drive, Burlington, Massachusetts. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card or submit your proxy through the Internet according to the instructions contained in the proxy card.
What is included in these materials?
These materials include:

•	this proxy statement (including the Notice of 2019 Annual Meeting of Stockholders);

•	our Annual Report to Stockholders for the year ended December 31, 2018; and

•	a proxy card.
What items will be voted on at the annual meeting?
Stockholders will vote on the following items at the annual meeting:

Proposal One:	the election to the board of directors of the three nominees named in this proxy statement as Class II Directors;

Proposal Two:	ratification, by a non-binding advisory vote, of the appointment of BDO USA, LLP as our independent registered public accounting firm for the company’s fiscal year ending December 31, 2019;

Proposal Three:	to approve an amendment to our Amended and Restated By-Laws to declassify our Board and to provide for the annual election of directors beginning with the 2022 annual meeting of stockholders; and

Proposal Four:	a non-binding advisory vote on the 2018 compensation paid to our named executive officers.
We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.
What are the voting recommendations of the board of directors?
The board recommends that you vote your shares:

•	“FOR” each of the three nominees to the board of directors named in this proxy statement (Proposal No. 1);

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“FOR” the ratification, by a non-binding advisory vote, of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2);

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"FOR" the approval of an amendment to our Amended and Restated By-Laws to declassify our Board and to provide for the annual election of directors beginning with the 2022 annual meeting of stockholders (Proposal No. 3); and

•	“FOR” advisory approval of the 2018 compensation paid to our named executive officers (Proposal No. 4).
What is the voting requirement to approve each of the proposals?

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Election of Directors (Proposal No. 1). To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Prior to the election, each director nominee currently serving on our board delivered to the board of directors an irrevocable resignation that will become effective if (i) he or she does not receive a majority of the votes cast (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee’s election) and (ii) within 90 days following certification of the stockholder vote, the board determines to accept such resignation in accordance with our corporate governance guidelines. We will publicly disclose any such decision by the board of directors with regard to any director’s resignation.

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Declassification of the Board (Proposal No. 3). Under our Amended and Restated By-Laws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of directors will be required for approval of the amendment to our Amended and Restated By-Laws to declassify our Board and to provide for the annual election of directors beginning with the 2022 annual meeting of stockholders. For this proposal, abstentions and broker non-votes will count as votes "Against" the proposal.

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Other Matters. Under our Amended and Restated By-Laws, the affirmative vote of the holders of a majority of the votes cast will be required for approval of the ratification by a non-binding advisory vote of the selection of the independent registered public accounting firm (Proposal No. 2), and advisory approval of the 2018 compensation paid to our named executive officers (Proposal No. 4). For these proposals, abstentions and broker non-votes are not included in the number of votes cast and therefore have no effect on the outcome of such proposals. While the advisory vote on our company’s 2018 executive compensation is required by law, it will not be binding on us or our board of directors.  However, the compensation committee of our board of directors will take into account the outcome of this vote when considering future executive compensation decisions and holding future stockholder advisory votes on executive compensation.

Who may vote at the annual meeting?
Only stockholders of record as of the close of business on March 6, 2019, the record date, are entitled to receive notice of, to attend and to vote at the annual meeting. As of the record date, there were 41,977,306 shares of our common stock, $0.01 par value per share, issued and outstanding. Stockholders are entitled to one vote per share.
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners of shares held in street name.

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Stockholders of Record. If your shares are held in your name with our transfer agent, Computershare, you are considered the “stockholder of record” of those shares. As a stockholder of record, you are receiving a printed copy of the proxy materials directly from us.

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Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you a printed or electronic copy of the proxy materials.

How do I vote?
There are three ways to vote your shares:

•	Over the Internet. You may submit your vote over the Internet any time prior to 11:59 p.m. ET on May 1, 2019 by following the instructions on the proxy card.

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By Mail. You may submit your vote by mail by following the instructions on the proxy card. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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In Person. All stockholders of record may vote in person at the annual meeting. We will give you a ballot when you arrive. Please note, however, that if you are a beneficial owner of shares held in street name, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

If you receive multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all the shares owned by you. You may receive multiple copies of the proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.
How are proxies voted?
All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.
What happens if I do not return my proxy?

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Stockholders of Record. If you are a stockholder of record and do not vote over the Internet, by mailing your proxy card or by delivering your proxy to the annual meeting, your shares will not be voted unless you appear in person (or are legally represented) and vote your shares by ballot at the annual meeting.

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Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.” A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instructions.
What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?
As a stockholder of record, whether you vote over the Internet or by mailing your proxy card, if you sign and return your proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our board of directors.
Which proposals are considered “routine” or “non-routine”?
The only proposal that is considered a routine matter under applicable rules is Proposal 2, the ratification by a non-binding advisory vote of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. All other proposals are considered non-routine.
Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposals 1, 3, or 4. Because Proposal 2, regarding the ratification of the appointment of our independent registered public accounting firm by a non-binding advisory vote, is considered a routine matter, brokers are permitted to vote shares held by them without instruction from beneficial owners.
How are abstentions and broker non-votes treated?
Abstentions and broker non-votes will not be counted as shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will have the same effect as a vote against Proposal 3, but will not affect the voting on any of the other proposals under consideration by stockholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.
Can I change my vote after I have voted?
If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Burlington, Massachusetts, or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
What is the quorum requirement for the annual meeting?
The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned or postponed until a quorum is obtained.
Who will serve as the inspector of election?
Whit Rappole, Vice President of Corporate Development and Investor Relations, or such other person as duly appointed by the Corporate Secretary of the company, to whom the board has delegated such authority, will serve as the inspector of election.

Where can I find the voting results of the annual meeting?
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or SEC, by May 8, 2019.
Who is paying for the cost of our proxy solicitation?
We will bear all costs for our solicitation of proxies. Our directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. Additionally, we have retained Innisfree M&A Incorporated to aid in soliciting votes for the annual meeting for a fee of $20,000 plus reasonable expenses. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.
Where can I direct any questions regarding the solicitation of votes?
Please direct any questions regarding the solicitation of votes in connection with our 2019 Annual Meeting of Stockholders to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022. Stockholders, please call (888) 750-5834. Banks and brokerage firms, please call (212) 750-5833.
What is the deadline to propose actions for consideration at the 2020 Annual Meeting of Stockholders?
In order for a stockholder proposal to be eligible to be included in our proxy statement and proxy card for the 2020 Annual Meeting of Stockholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Burlington, Massachusetts, on or before December 2, 2019, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act").
Under the advance notice provisions in our Amended and Restated By-Laws, stockholders are required to provide notice to our Corporate Secretary at our principal offices in Burlington, Massachusetts, of the nomination of directors or to introduce an item of business at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year's annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. For further information about our director nomination process, please see "Director Nomination Process" below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2019:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT:
www.proxyvote.com

PROPOSAL 1 - ELECTION OF DIRECTORS
Proposal Summary
The first proposal for consideration at our annual meeting is the election of the three director nominees named in this proxy statement. Our board of directors is currently divided into three classes, designated as Class I, Class II and Class III directors, with one class elected each year. This may change, however, depending on the voting results of the 2019 Annual Meeting relating to Proposal No. 3. See "Proposal 3 - Approval of an Amendment to the Amended and restated By-Laws to Declassify Our Board."
Members of each class hold office for a three-year term. Our board of directors currently consists of nine members, three of whom are Class I directors, three of whom are Class II directors and three of whom are Class III directors.
Class II Director Nominees. Our board of directors has, upon the recommendation of our nominating and governance committee, nominated our current Class II directors, Robert M. Bakish, Paula E. Boggs and Jeff Rosica, for re-election as Class II directors at our annual meeting. Information about each director nominee is provided below. If elected, each director nominee for Class II will serve as a director until our 2022 annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each Class II director nominee has indicated his or her willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.
Under our Amended and Restated By-Laws, directors in non-contested elections are elected by an affirmative majority of votes cast. You can vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee, however, an abstention will not count as a vote cast in the election.
Board Recommendation
Our board of directors recommends that our stockholders vote FOR the election of Ms. Boggs and Messrs. Bakish and Rosica.
Nominees for Class II Directors for a Three-Year Term That Will Expire at our Annual Meeting in 2022
Set forth below is information regarding each director nominee, including his or her age as of April 1, 2019 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid.
Robert M. Bakish, 55, became a director in October 2009. Mr. Bakish is currently the President & CEO of Viacom Inc. to which he was appointed in December 2016; prior to that he was Acting President and CEO of Viacom Inc. from November 2016 to December 2016; prior to that he was President and CEO of Viacom International Media Networks, a division of Viacom Inc., since January 2007. From July 2004 to January 2007, Mr. Bakish was Executive Vice President, Operations, of Viacom Enterprises, a subsidiary of Viacom. Prior to that, he served as MTV Networks’ Executive Vice President and Chief Operating Officer, Advertising Sales and was chairman of the Cable Television Advertising Bureau. Previously, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice. Mr. Bakish's extensive experience at Viacom gives him unique insights into the broadcast industry and international markets. He brings a strong commercial perspective and voice of the customer to Avid's board. This has been very valuable as Avid is implementing its long-term transformational strategy to adapt to the rapidly changing media industry. The board also values his expertise in strategic planning and business development as well in his role, since 2011, as the chair of our compensation committee and as a member of our strategy committee.
Paula E. Boggs, 59, became a director in July 2015. Ms. Boggs is the founder and owner of Boggs Media, LLC.   A former executive at the Starbucks Coffee Company, she led the global law department of Starbucks from 2002 to 2012, and was Corporate Secretary of the Starbucks Foundation. Prior to that, Ms. Boggs was a Vice President of Legal for products, operations and information technology at Dell Computer Corporation from 1997 to 2002 and also held the role of Senior Deputy General Counsel starting in June 1997. Before joining Dell, Ms. Boggs was a partner with the law firm of Preston Gates & Ellis LLP from 1995 to 1997. She currently sits on the American Bar

Association Board of Governors and is the vice chair of the audiences and communities committee and a member of the nominating committee of the Seattle Symphony.  She was previously on the board of Premera Blue Cross and chair of its compensation committee; a member of the Nominating/Trusteeship, Audit/Compliance and Executive Committees of Johns Hopkins University’s board of trustees; a member of the Executive Committee of KEXP Radio, an affiliate of National Public Radio and the University of Washington; a member of the audit committee for School of Rock LLC; a member of the President's Committee for the Arts and the Humanities from 2013 through 2017; a member of the White House Council for Community Solutions from 2010 to 2012; a member of the audit and nominating committee of the American Red Cross; and a member of the board of Sterling Financial Inc. The board believes Ms. Boggs' extensive governance and Fortune 500 experience with high growth companies is important as our company focuses on governance, internal controls and operational success. Ms. Boggs also brings important insights into the media sector as a result of her accomplished music career, as a voting member of the Recording Academy and as a Seattle Symphony board member. We also benefit from the 18 years she served as a Johns Hopkins University Trustee where she chaired the audit committee.  Her combination of governance expertise, media sector insights and audit committee experience makes her a particularly valuable member of our audit and compensation committees.
Jeff Rosica, 57, was appointed Chief Executive Officer (CEO) and President in February 2018 and was appointed to our board in March 2018. Prior to being appointed our CEO and President, Mr. Rosica served as our President. He joined our company as Senior Vice President of Worldwide Field Operations in January 2013. In January 2016, Mr. Rosica was appointed Senior Vice President, Chief Sales and Marketing Officer and, in December 2016, was appointed President. From early 2002 until joining us, Mr. Rosica served in various capacities with Grass Valley, LLC, a broadcast equipment supplier, most recently as Executive Vice President, Chief Sales and Marketing Officer. Prior to that, Mr. Rosica was Vice President and General Manager of Phillips Broadcast from 1996. In his role as CEO and President, Mr. Rosica brings a unique perspective to the board.
CONTINUING DIRECTORS
Set forth below is information regarding each continuing director, including his or her age as of April 1, 2019 and information about his or her specific experience, qualifications, attributes or skills that led the board to conclude that he or she should serve as a director of Avid.
Class III Directors (terms to expire at our 2020 annual meeting)
Elizabeth M. Daley, 76, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1991. Dr. Daley has extensive management and leadership experience, which includes her over 20 years of experience as Dean of the University of Southern California School of Cinematic Arts, one of the most prestigious and influential film schools in the world. Dr. Daley is embedded into the media and production sectors and brings to our board truly unique insights into the film industry, our education market, the future of digital media, emerging trends in digital media and the needs of our customers. Dr. Daley is one of the most widely recognized and respected women in our industry. She has been honored by American Women in Radio and Television and received the Women in Film Business Leadership Award, acknowledging extraordinary contributions by women behind the camera. Dr. Daley is an active and engaged board member, who makes frequent and valuable contributions to board discussions and decisions, and is a valued member of our compensation committee and nominating and governance committee.
Daniel B. Silvers, 42, became a director in March 2018.  Mr. Silvers is the Founder and Managing Member of Matthews Lane Capital Partners LLC, an investment firm, since June 2015.  He has also served as Chief Executive Officer and a Director of Leisure Acquisition Corp., a special purpose acquisition company, since September 2017 as well as Executive Vice President and Chief Strategy Officer of Inspired Entertainment, Inc., a company involved in the gaming equipment supplier industry, where he is also a member of the Office of the Executive Chairman, since December 2016. He is the former President of SpringOwl Asset Management LLC, an investment management firm, a position he held from March 2009 to June 2015 (including predecessor entities). From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined a predecessor of SpringOwl from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. At Fortress, Mr. Silvers’ primary focus was to originate and oversee due diligence on and asset management for real estate and gaming investments in Fortress’ Drawbridge Special Opportunities Fund. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc.  Mr. Silvers previously served on the board of directors of International Game Technology, bwin.party digital entertainment plc, Universal Health Services, Inc., Forestar Group, Inc., PICO Holdings, Inc., Ashford Hospitality Prime, Inc. and India Hospitality Corp. Mr. Silvers holds a B.S. in Economics, as well as an M.B.A with a concentration in Finance, from The Wharton School of the University of Pennsylvania. We believe Mr. Silvers is well-qualified to serve as a member of our board of directors and as a member of our strategy committee due to his extensive experience in corporate finance, capital allocation, capital markets and public company governance.
Mr. Silvers became a director in accordance with the terms of a standstill agreement entered into by the company on February 16, 2018 with Cove Street Capital, LLC (“Cove Street”), one of our largest stockholders, pursuant to which we agreed (i) to increase the size of our board from eight to nine directors, and (ii) to appoint Mr. Silvers as a Class III director. Cove Street has agreed that neither it nor any of its affiliates will pay any compensation to Mr. Silvers with respect to his service on the Board or any committee thereof. In addition, Cove Street has agreed that Mr. Silvers will promptly tender his resignation from the board if Cove Street and its affiliates beneficially own less than five percent of the Company’s outstanding common stock. During the standstill period, Cove Street has also agreed to vote its shares in favor of the company’s nominees of existing directors for election to our board and in accordance with any recommendations of our board on certain other matters. The standstill period extends to the earliest to occur of (i) the end of the initial term for which Mr. Silvers is appointed (or such longer period as Mr. Silvers or, in certain circumstances, a replacement director selected pursuant to the Agreement, continues to serve on the Board), (ii) ten calendar days prior to the deadline for the submission of stockholder nominations for the company’s 2019 annual meeting of stockholders (but only in the event that Mr. Silvers has tendered his resignation on or before such date and such resignation is due to a disagreement with the Board that has been set forth in writing) and (iii) five business days after such date, if any, that Cove Street provides written notice to the company that the company materially breached any of its commitments under the agreement where the company has not cured such breach within 15 business days after such written notice.
John P. Wallace, 53, became a director in May 2017. Since 2015, Mr. Wallace serves as the President and CEO of Deluxe Entertainment Services Group, Inc., a global provider of digital services and technology solutions for content creation and delivery. Prior to joining Deluxe, Mr. Wallace worked from 1988 to 2015 at NBCUniversal, Inc. is several capacities, including from 2011 to 2015 as the President of Operations and Technical Services for NBCUniversal and from 2008 to 2011 as President of the Television Stations Division. Mr. Wallace is an accomplished senior media executive with a 25-plus year track record of successful strategic and tactical operations leadership, making him well-suited to serve as the chair of our audit committee and as a member of our strategy committee.
Class I Directors (terms to expire at our 2021 annual meeting)
Nancy Hawthorne, 67, became a director in October 1997 and was Chair of our board from March to May 2018. Ms. Hawthorne also served as our lead independent director from January 2008 to December 2011, and assumed that role again from October 2014 to March 2018. Ms. Hawthorne has been a Partner of Hawthorne Financial Advisors, a financial advisory and investment firm, since June 2014. Previously, Ms. Hawthorne served as Chair and Chief Executive Officer of Clerestory, LLC; Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management; and as Executive Vice President and Chief Financial Officer and Treasurer of Continental Cablevision. Ms. Hawthorne also serves as a member of the audit committee and nominating and governance committee of Brighthouse Financial; as a director and member of the audit committee and a member of the nominating and governance committee of Charles River Associates; and as the chair of THL Credit, Inc. as well as a member of its nominating and governance committee and audit committee. As a former senior executive at Continental Cablevision and MediaOne, Ms. Hawthorne brings deep industry expertise to Avid's board, especially on the distribution side of the value chain and in her experience with subscription and recurring revenue business models. Ms. Hawthorne’s financial management and outside board experience enhance her contributions to our board. She also brings a broad understanding of corporate governance and risk management to the board, which helps our board understand and focus on critical issues in these areas. Additionally, her financial expertise and experience qualify her as an audit committee financial expert. Ms. Hawthorne brings valuable insight in her role as the chair of our nominating and governance committee and as a member of our audit committee and a financial expert. Ms. Hawthorne also offers a unique perspective, having served as our interim CEO from July to December 2007.
John H. Park, 51, served as a director from June 2007 to June 2011 and was reelected to our board in May 2012. Since November 2012, Mr. Park has been a partner at the investment management firm of Jackson Park Capital, LLC. Mr. Park was a partner of Blum Capital Partners, L.P., a private equity firm and an Avid investor, from May

2004 to November 2012. Prior to joining Blum Capital Partners, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P. where he was a partner and the Portfolio Manager of the Columbia Acorn Select Fund and a Co-Portfolio Manager of the Columbia Acorn Fund. Mr. Park has also in the past served as a director of eResearch Technology, Inc. and GlenRose Instruments, Inc. Our board believes it benefits from Mr. Park’s demonstrated business acumen gained through extensive private equity and fund investment experience, prior experience on other public company boards of directors and participation in corporate turn-around efforts. As a professional investor, he also provides valuable insight into our investor relations strategy, executive compensation, performance measurement and other governance matters. With this experience, Mr. Park is also a valued member of our compensation committee and our nominating and governance committee.
Peter Westley, 55, became a director in January 2016 and was appointed Chair of our board in May 2018. Mr. Westley is a managing partner at Blum Capital Partners, L.P., a leading investment firm that is one of our largest stockholders. Mr. Westley has been a partner at Blum Capital Partners since 2012 and has nearly 30 years of experience in financial services working with media and technology companies. He is also a member of the board of Tideline Marine Group and a board observer at Curiosity Stream, LLC. His prior experience includes serving as a managing director in the Technology and Media Groups at Salomon Smith Barney, partner and head of the media and internet investment banking at ThinkEquity Partners, LLC, and managing director and head of media and internet banking at North Point Advisors. He was also a member of the audit committee of Payless Holdings, LLC, and an alternate member of the board of Xtralis Group Holdings Limited. Our board benefits from Mr. Westley's 30 years of experience in financial services working with media and technology companies and he brings financial expertise, industry knowledge and leadership experience that the board believes will add new perspective to the board and amplify the company's capability to provide greater value to stockholders. We also benefit from the stockholder perspective he lends as a managing partner of Blum Capital Partners, L.P. His experience and background qualify him as an audit committee financial expert and he currently serves as the chair of our strategy committee and a valued member of our audit committee.
DIRECTOR COMPENSATION
Our company uses a combination of cash and equity-based compensation to attract and retain individuals to serve on our board. We only compensate outside directors for their service on our board. An outside director is a member of our board who is not:

•	an employee of our company or any subsidiary of our company;

•	a significant stockholder, meaning the beneficial owner of 10% or more of our outstanding common stock; or

•	a controlling stockholder, member or partner of a significant stockholder.
In developing our director compensation program, we considered market data from a peer group of companies identical to those used to benchmark executive compensation.
During fiscal year 2018 (i) our former CEO Louis Hernandez, Jr. did not qualify as an outside director while he was our CEO; (ii) Mr. Rosica did not qualify as an outside director while he was our CEO; and (iii) as of August 8, 2018, the members of the board determined that Mr. Westley did qualify as an outside director notwithstanding his relationship with Blum Capital Partners, L.P. Accordingly neither Mr. Hernandez nor Mr. Rosica received any compensation for their service on our board, and Mr. Westley received compensation for his service on our board after August 8, 2018.
Our board’s outside directors receive cash compensation as set forth below:

	Lead Director Retainer	Chair Retainer (1)	Other Members Retainer

Board of Directors	$80,000	$100,000	$50,000
Audit Committee	—	26,000	12,000
Compensation Committee	—	18,750	9,000
Nominating and Governance Committee	—	12,500	5,250
Strategy Committee	—	18,750	9,000

(1)
No fee was paid for the board chairman position during 2018 when Mr. Hernandez was both CEO and chairman. Ms. Hawthorne served as lead director from January 2018 to March 2018 and was paid a pro-rated amount of the Lead Director Retainer listed above for her service in that role during this time. Upon her appointment as board chair in March 2018, Ms. Hawthorne ceased serving as lead director and was then paid a pro-rated amount of the Chair Retainer listed above for her service in that role during this time. Upon Mr. Westley's appointment as the chair of our Board in May 2018, Ms. Hawthorne ceased serving in such role. Mr. Westley was paid a pro-rated amount of the Chair Retainer listed above for his service in that role beginning upon board approval on August 8, 2018 as described above.

In addition to the cash compensation described above, outside directors are entitled to receive equity compensation. Our board reviews equity compensation for outside directors periodically.
Under our 2014 Stock Incentive Plan, we may grant options, restricted stock, restricted stock units, or a combination of these awards upon an outside director’s initial election to our board of directors and annually for his or her continued service on the board. The 2014 Stock Incentive Plan limits the “expected value” of these awards to a dollar amount determined by our compensation consultant based on a review of compensation paid by peer companies; this dollar amount for any award may not exceed $230,000 as of the date of grant. The expected value of an option or stock appreciation right is the value of the award on the date of grant, as determined by our board of directors using a reasonable valuation method. The expected value for restricted stock and restricted stock units is the fair market value of our common stock covered by the award on the date of grant.
For years after 2013, stock options granted to outside directors generally vest in full on the first anniversary of the date of grant. Restricted stock and restricted stock units granted to outside directors may not vest before the first anniversary of the date of grant, except in extraordinary circumstances (including a director’s death or disability, a director’s attainment of mandatory retirement age or retirement following at least seven years of service, certain corporate transactions, and other nonrecurring significant events that affect us, a director, or the 2014 Stock Incentive Plan). In May 2018, we made an annual grant to our directors of 23,958 restricted stock units which vests upon the earlier of the date of our annual meeting of stockholders in 2019 or May 31, 2019.

Director Compensation Table for Fiscal Year 2018
The following table sets forth a summary of the compensation we paid to our outside directors for service on our board in 2018.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Unit Awards(2)	Total
Robert M. Bakish	$76,354	$114,759	$191,113
Paula E. Boggs	$70,994	$114,759	$185,753
Elizabeth M. Daley	$91,623	$114,759	$206,382
Nancy Hawthorne	$97,535	$114,759	$212,294
John H. Park	$64,250	$114,759	$179,009
Daniel B. Silvers	$48,130	$133,936	$182,066
John P. Wallace	$86,954	$114,759	$201,713
Peter M. Westley	$52,390	$85,854	$138,244

(1)	Cash amounts included in the table above represent the portion of the annual board/committee member fees and board/committee chair fees earned during our 2018 fiscal year.

(2)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of restricted stock unit awards granted to each of our outside directors in 2018. The grant date fair value represents fair market value less par value of $0.01 per share. For all directors other than Mr. Silvers and Mr. Westley, the fair market value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $4.80, the closing price of our common stock on Nasdaq on the grant date, May 8, 2018. The fair market value for Mr. Silvers initial grant was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $5.09, the closing price of our common stock on Nasdaq on the grant date, March 8, 2018. The fair market value for Mr. Westley’s initial grant was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $5.45, the closing price of our common stock on Nasdaq on the grant date, August 8, 2018. As of December 31, 2018, the outside directors held the following vested restricted stock units: Mr. Bakish: 83,058; Ms. Boggs: 48,206; Dr. Daley: 84,058; Ms. Hawthorne: 84,058; Mr. Park: 67,058; Mr. Silvers: 3,775; Mr. Wallace: 21,023; and Mr. Westley: 0. Please see Note L, “Capital Stock” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 regarding the assumptions and methodologies used to value these restricted stock units.

Stock Ownership Guidelines for Outside Directors
Our board has adopted stock ownership guidelines for outside directors that are intended to further align the interests of our outside directors with those of our stockholders. Under the guidelines in effect in 2018, our outside directors were expected to hold shares of common stock equal in value to a multiple of three times the cash retainer paid to the director in respect of such director's board membership, excluding any cash retainer paid for committee service. For purposes of these guidelines, stock ownership includes:

•	stock owned outright, including stock owned jointly with a spouse or separately by a spouse and/or children;

•	shares held in a trust for the economic benefit of the outside director or his or her spouse or children;

•	restricted stock and restricted stock units; and

•	shares underlying fully-vested options.
All of our outside directors who have served on our board for three years have met our stock ownership guidelines. See the section of this proxy statement entitled "Beneficial Ownership Information - Security Ownership of Certain Beneficial Owners and Management" for more detailed information on the beneficial ownership of our directors.

EXECUTIVE OFFICERS
Our executive officers are elected annually by the board and serve at the discretion of the board. Our current executive officers and their ages as of April 1, 2019 are as follows:

Executive Officer	Age	Position(s) with our company
Jeff Rosica	57	Chief Executive Officer and President
Kenneth L. Gayron	49	Chief Financial Officer and Executive Vice President
Jason A. Duva	46	Chief Legal and Administrative Officer and Executive Vice President
Dana Ruzicka	47	Chief Product Officer and Senior Vice President
Tom Cordiner	49	Chief Revenue Officer and Senior Vice President
Jeff Rosica is our Chief Executive Officer and President. Please see “Proposal 1 - Election of Directors” above for Mr. Rosica's biography.
Kenneth L. Gayron joined our company as Chief Financial Officer and Executive Vice President in May 2018. Mr. Gayron most recently served as CFO and interim CEO for Numerex Corporation, a single source, leading provider of managed enterprise solutions enabling the Internet of Things, from March 2016 to February 2018. Prior to his tenure with Numerex, Mr. Gayron served as CFO of Osmotica Pharmaceutical Corp., a global specialty pharmaceutical company, from October 2013 to February 2016.  Prior to Osmotica, Mr. Gayron acted as Vice President - Finance and Treasurer for Sensus, Inc., a global smart grid communications company, from February 2011 until September 2013.  From April 2009 until January 2011, Mr. Gayron served as Treasurer of Nuance Communications, a software/services company.  From 1992 until 2009, Mr. Gayron held positions of increasing responsibility with investment banks, including UBS, Bank of America and CIBC.
Jason A. Duva is our Chief Legal and Administrative Officer and Executive Vice President. He served as our General Counsel, Senior Vice President of Strategic Initiatives and Corporate Secretary from May 2017 to May 2018 and as our Senior Vice President, General Counsel and Corporate Secretary from March 2016 to May 2017. Prior to that, Mr. Duva served as our Vice President, General Counsel and Corporate Secretary since October 2011. Mr. Duva joined Avid in 2005 as Corporate Counsel and from 2008 to 2011 served as Assistant General Counsel. Prior to joining Avid, Mr. Duva worked at the law firm of Testa, Hurwitz & Thibeault LLP, where he represented numerous hardware, software, and entertainment companies, along with individual artists and arts organizations.
Dana Ruzicka has served as our Senior Vice President and Chief Product Officer since May 2018 and prior to that he served as Vice President and Chief Product Officer since August 2015. Mr. Ruzicka has been with the company for more than 20 years. Most recently he managed the company's Tier 3 growth initiative. Prior to that, he was Vice President of Segment Strategy and Planning at Avid.  Mr. Ruzicka has also served in additional senior leadership roles at Avid, including Vice President of Post Solutions and Vice President Strategic Alliances.
Tom Cordiner has served as our Chief Revenue Officer and Senior Vice President since March 2019, prior to which he served as our Senior Vice President of Global Sales since December 2016. Prior to this position, Mr. Cordiner served as our Vice President of International Sales from January 2013 to December 2016. Mr. Cordiner originally joined Avid as out Vice President of Sales for the EMEA region in January 2012. Before joining Avid, Mr Cordiner was vice president, sales and business development at Technicolor, responsible for the international markets in the broadcast, media and telecoms sectors.
GOVERNANCE OF THE COMPANY
We are committed to ensuring high standards of corporate governance. Some examples of this commitment are set forth below:

•	Our board consists of nine members, eight of whom are independent directors within the meaning of Nasdaq's listing standards.

•	All members of our board’s committees are independent directors.

•
We have corporate governance guidelines that are published on our website at ir.avid.com, which among other things, lay out the responsibilities and qualification standards for directors, the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chair and, if applicable, lead independent director.

•
Our corporate governance guidelines also require our directors to (i) limit the number of other public company boards on which they serve so that they are able to devote adequate time to their duties to the company, and (ii) submit their resignation should they lose their current employment position.

•
Our corporate governance guidelines further require that any nominee for director who does not receive a majority vote in an uncontested election must promptly tender his or her resignation to the board, which will consider whether to accept the resignation.

•
We have stock ownership guidelines for our CEO, our other executive officers and our non-employee directors that are described in this proxy statement under “Stock Ownership Guidelines” and “Director Compensation - Stock Ownership Guidelines for Outside Directors.”

•	Our independent directors regularly convene meetings without management present.

•	Independent directors approve director nominations and executive officer compensation.

•	Our audit committee reviews and approves all related-party transactions.

•	We have a code of business conduct and ethics which is distributed annually to our employees.

•	Waivers of our code of business conduct and ethics for our executive officers or directors must be approved by our board of directors and disclosed publicly.
Corporate Governance Guidelines
The board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interest of our stockholders, and a code of business conduct and ethics that applies to all of our employees, officers and directors. Our corporate governance guidelines address, among others, the responsibilities and qualification standards for directors (including a policy for holdover directors), the criteria for director nominations, the board meeting process, our directors’ access to officers and employees and independent advisers, and the duties of our chair and if applicable lead independent director. Our corporate governance guidelines can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com.
Board Leadership Structure
The board oversees our chief executive officer and other senior management in the competent and ethical operation of the company and assures that the long-term interests of the stockholders are being served.
The board periodically reviews its leadership structure to determine whether the roles of chair and chief executive officer should be separated or combined, based on its judgment as to the structure that best serves the interests of our company and our stockholders. In March 2018, in connection with Mr. Rosica's appointment as CEO, and following Mr. Hernandez's resignation from the board, Ms. Hawthorne, an independent director, was appointed chair of our board. In May 2018, Mr. Westley, an independent director, replaced Ms. Hawthorne as chair of our board. The board believes that the current separation of the chair and chief executive officer roles allows Mr. Rosica to focus his time and energy on operating and managing the company. Our board continues to evaluate our leadership structure and may make appropriate changes in the future.
The chair of the board presides over meetings of the board and serves as a liaison between the directors and management.

Risk Oversight
The Board's Role
The management of risk is an integral part of board deliberations throughout the year. Management is responsible for the day-to-day management of risks our company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. A fundamental part of risk oversight is to understand the risks that we face, the steps management is taking to manage those risks and to assess our appetite for risk. Risk management systems, including our internal auditing procedures, internal controls over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. The board believes that full and open communication between management and the board are essential for effective risk management and oversight. The board and its committees receive regular presentations from senior management on strategic matters involving our operations and areas of material risk to our company, including operational, financial, legal, regulatory, and strategic risks, among others. The board and its committees also discuss with management strategies, financial performance, legal developments, key challenges and risks and opportunities for our company. The involvement of the board in the oversight of our strategic planning process is a key part of the board's assessment of the risks inherent in our corporate strategy. Our management uses an enterprise risk management process to identify and assess, and, to the extent practicable, manage and mitigate material risks to our company.
While the board oversees the risk management process, our board’s committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee focuses on financial risk, including the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee manages risks associated with corporate governance, board organization, membership and structure.
Compensation Risk Assessment
At the compensation committee’s direction, our Chief Human Resources Officer and other members of the human resources and finance departments assisted in a risk assessment of our compensation programs for 2018, including our executive compensation programs. Based on this assessment, we believe that our compensation programs’ design promotes the creation of long-term value and discourages behavior that leads to excessive risk. The compensation committee reviewed and discussed the assessment, and the compensation committee concurred with management’s assessment, that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business.
Director Independence
Eight of the nine members of our board are “independent” directors, and all of the board’s committees are composed entirely of “independent” directors, as such term is defined in Nasdaq's listing standards. There are no family relationships among any of our directors and executive officers. The board determined that the following directors are “independent,” according to the above definition: Messrs. Bakish, Park, Silvers, Wallace and Westley, Dr. Daley and Mses. Boggs and Hawthorne. In reaching its determination as to the independence of Messrs. Silvers and Westley, the board considered each director's relationship with significant stockholders of the Company, Cove Street Capital, LLC and Blum Capital Partners, L.P., respectively. During their service as CEO, Mr. Hernandez was not, and Mr. Rosica is not, an "independent" director.
In addition, after having considered relevant factors, including Mr. Westley’s relationship with one of Avid’s largest stockholders, the board has determined that the audit committee is composed entirely of “independent” directors, as such term is defined in Rule 10A-3 under the Exchange Act, as no member of the audit committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the company other than his or her director compensation, or otherwise has an affiliate relationship with the company. Also, each of the members of the compensation committee qualifies as independent under Nasdaq standards and Rule 10C-1 under the Exchange Act. Under these standards, the board considered that none of the members of the compensation committee accepts directly or indirectly any consulting, advisory or other compensatory fee from the company other than his or her director compensation, and that none has any affiliate relationship with the company or other relationships that would impair the director’s judgment as a member of the compensation committee.

Board Meetings
Our board met five times and acted by written consent five times in 2018. The non-management directors, all of whom are independent, met in an executive session chaired by the lead independent director at the conclusion of every regularly scheduled board meeting and at such other board and committee meetings as desired by the independent directors. During 2018, each of our directors attended at least 75 percent of the total number of meetings of the board of directors and all committees of the board of directors on which he or she served.
While we encourage our directors to attend our annual meetings of stockholders, we do not have a policy requiring their attendance. All of our then-serving directors attended our 2018 annual meeting of stockholders.
Board Committees
Our board has a standing audit committee, compensation committee, nominating and governance committee and strategy committee. Each committee operates under a charter that has been approved by our board. Each committee reviews its charter periodically and recommends any proposed revisions to our board for approval. The charters of the audit committee, the compensation committee and the nominating and governance committee can be accessed from the corporate governance page in the investor relations section of our website at http://ir.avid.com. Members of each committee are generally elected by our board upon recommendation from our nominating and governance committee. Committee meetings may be called by the chair of a committee or our chair. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to approve compensation for their services.
The table below provides information regarding membership of board committees as of the date of this proxy statement. Each of the committees is comprised solely of independent directors, as defined by Nasdaq listing standards.

Independent Director	Audit	Compensation	Nominating and Governance	Strategy
Robert M. Bakish		Chair		x
Paula E. Boggs	x	x
Elizabeth M. Daley		x	x
Nancy Hawthorne	x		Chair
John H. Park		x	x
Daniel B. Silvers				x
John P. Wallace	Chair			x
Peter M. Westley	x			Chair
Audit Committee
Our board has determined that each of Ms. Hawthorne and Messrs. Wallace and Westley qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. In addition, our board has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under Rule 10A-3 under the Exchange Act.
The audit committee’s responsibilities include:

•	appointing, as well as approving, the compensation and assessing the independence of, our independent registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

•	overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by our internal auditors;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing, approving and ratifying related person transactions;

•	monitoring our internal control over financial reporting, disclosure controls and procedures; and

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management.
Our audit committee met six times in 2018.
Compensation Committee
Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program, as described below. The compensation committee also approves compensation for our named executive officers (the "NEOs") other than the CEO (the "other NEOs"). In addition, all members of the compensation committee were independent directors under Rule 10C-1 under the Exchange Act.
The compensation committee’s responsibilities include:

•	administering our executive officer compensation and bonus programs;

•	determining the CEO’s compensation;

•	approving compensation for other NEOs;

•	administering our equity incentive plans and other long-term incentive plans;

•	annually reviewing and approving an appropriate peer group against which executive compensation is compared;

•	annually reviewing and approving corporate financial performance goals and individual performance goals relevant to the compensation of our executive officers;

•	reviewing and discussing the Compensation Discussion and Analysis in this proxy statement and recommending it for board approval;

•	evaluating compensation policies and practices in relation to risk management; and

•	reviewing and making recommendations to our board with respect to director compensation.
Our compensation committee met four times and acted by written consent five times in 2018.
Compensation Committee Interlocks and Insider Participation. No member of the compensation committee is, or has ever been, an officer or employee of the company. Furthermore, during 2018, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of another entity where an executive officer of such entity served on our compensation committee or board.
For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation - Compensation Discussion and Analysis” below.
Nominating and Governance Committee
The nominating and governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board persons to be nominated for election as directors and to each of the committees of our board;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an evaluation of our board.
Our nominating and governance committee met six times and acted by written consent once in 2018.
Strategy Committee
The strategy committee’s responsibilities include reviewing, evaluating and making recommendations to our board with regard to potential strategic opportunities. Our strategy committee met four times in 2018.

Director Nomination Process
The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board, search firms that we engage from time to time, and others (including stockholders) and evaluating biographical and background information relating to potential candidates.
In considering whether to recommend a particular candidate for inclusion on our board’s slate of recommended director nominees, including existing directors, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, age, experience and commitment to participate as a director, as well as the diversity of our board and conflicts of interest that would impair the candidate’s ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the nominating and governance committee will review with the board the requisite skills and criteria for new board members as well as the composition of the board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the board. Our nominating and governance committee treats diversity as one of the criteria to be considered by the committee, but has not adopted any formal or informal diversity policy. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Our nominating and governance committee monitors the qualification, composition and diversity of our board through the board evaluation process.
Our Amended and Restated By-Laws require stockholders to provide notice to Avid of the nomination of directors not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. However, if our annual meeting is called for a date that is not within 25 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of either the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made. If the annual meeting concludes as scheduled on May 2, 2019, notice of any nomination of directors for election at the 2020 annual meeting of stockholders must be received no earlier than January 2, 2020 and no later than February 1, 2020.
Our Amended and Restated By-Laws require a stockholder proposing a director nomination to accompany the request with certain additional information concerning the stockholder and the nominee(s) proposed, including, among other things, (i) biographical and stock ownership information (including derivative and hedging interests as to our common stock) of the proponent stockholder and the nominee(s) (and certain affiliates or associates of each of the proponent stockholder and the nominee(s)), (ii) arrangements and understandings (including financial arrangements and compensation) between the proponent stockholder (and certain affiliates or associates of the proponent stockholder) and any other person, including the nominee(s), with respect to our common stock, and (iii) any other information relating to the proponent stockholder or the nominee(s) that would be required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act.
Stockholders may recommend an individual to our nominating and governance committee for consideration as a potential director candidate by submitting the individual’s name, together with the information referred to above, to the Nominating and Governance Committee, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.
Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee evaluates stockholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our board decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.
Board Evaluation
Our nominating and governance committee leads the board in a periodic evaluation of its performance as a board of directors. Our corporate governance guidelines provide that the board from time to time evaluate its performance to determine whether the board, its committees and its individual members are functioning effectively. While in 2018 no formal evaluation process was conducted, our board continuously monitors the needs of the company and strives to ensure that its composition reflects those needs.

Related Person Transaction Policy
Our board has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, or 5% stockholders (or their immediate family members), whom we refer to as “related persons,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the audit committee.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

•	the purpose, and the potential benefits to our company, of the transaction; and

•
any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company’s best interests. During 2018, there were no related person transactions proposed or required to be disclosed.
Communication with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. Our chair, with the assistance of our General Counsel, is primarily responsible for communications with stockholders and for providing copies or summaries of those communications to our other directors. Stockholders who wish to send communications to our board of directors should address those communications to the Board of Directors, Avid Technology, Inc., c/o Corporate Secretary, 75 Network Drive, Burlington, Massachusetts 01803, or by email to Avid.Secretary@avid.com.
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides information regarding our executive compensation philosophy, the elements of our executive compensation program and the factors that were considered in making compensation decisions for our NEOs. The following executive officers were our NEOs for fiscal 2018:

•	Jeff Rosica, Chief Executive Officer and President;

•	Kenneth L. Gayron, Chief Financial Officer and Executive Vice President;

•	Jason A. Duva, Chief Legal and Administrative Officer and Executive Vice President;

•	Dana Ruzicka, Chief Product Officer and Senior Vice President;

•	Tom Cordiner, Chief Revenue Officer and Senior Vice President;

•	Louis Hernandez, Jr., Former Chairman and Chief Executive Officer*; and

•	Brian E. Agle, Former Senior Vice President and Chief Financial Officer**;
* On February 26, 2018, we announced that Mr. Hernandez's employment had been terminated effective as of February 25, 2018, and that Mr. Rosica had been appointed CEO and President. We refer to Mr. Hernandez as our Former CEO and to Mr. Rosica as our CEO.
**On May 31, 2018, we announced that Mr. Agle's employment with the Company ended and Mr. Gayron had been appointed CFO and Executive Vice President. We refer to Mr. Agle as our Former CFO and to Mr. Gayron as our CFO.
See "CEO Transition" and "CFO Transition" below.
Executive Summary
2018 Business & Financial Performance Highlights
During 2018, we made significant and demonstrable progress on our strategy. Below are some highlights of our 2018 business and financial performance:

•
The Company began shipping its next-generation, web-based version of our MediaCentral product, enabling our customers to create better content faster, deliver to more outlets and devices and maximize the value of their media;

•
The Company was honored with the prestigious 2018 Philo T. Farnsworth Award at the 70th Emmy Engineering Awards in October for its 30 years of continuous, transformative technology innovations, including products that improved and accelerated the entire editing and post production process for television;

•	More than one million people have downloaded the Avid First creative tools;

•
Hal Leonard and the Company entered into a five-year multi-million dollar agreement to distribute pro audio and video products across the Americas, Australia, New Zealand and selected countries in EMEA; and

•	The Company entered into new commercial alliances in Greater China to improve market coverage and better support our various customers and resellers across the region.
2018 Say-on-Pay Vote
In May 2018, our stockholders approved our say-on-pay proposal with 95% percent of the votes cast in favor of our executive compensation program. Our executive compensation programs use the metrics that are meaningful to our business priorities and stockholders. Consistent with this principle, we use a combination of performance-based restricted stock units ("RSUs") and time-based RSUs in our compensation programs. This equity-based instrument mix mitigates potential stockholder dilution attributable to equity grants, while improving the alignment between compensation and successful execution relative to measures that we believe will drive stockholder value creation and that our stockholders have indicated reflect their priorities. We continue to regularly engage with our stockholders on a number of topics, including our business strategy, financial performance, executive compensation and the financial measures used for our performance-based pay. As evidenced by our 2018 say-on-pay vote results, our stockholders have been supportive of our compensation strategy.
2018 Executive Compensation Program Highlights
Highlights of our 2018 executive compensation program include:

•
The Majority of Executive Compensation is Tied to Performance and the Creation of Stockholder Value. The compensation committee structures our executive compensation packages so that the majority of executive compensation is tied to performance-based metrics, with a smaller portion being paid in base salary. For 2018, the percentage of targeted pay tied to performance, which includes annual performance-based cash awards and long term equity incentives, for our NEOs was 82% for our CEO,

67% for our CFO, 72% for our Chief Legal and Administrative Officer, 70% for our Chief Product Officer, and 68% for our Chief Revenue Officer.

•
Long Term Incentives. Our practice is to provide a significant portion of our executive compensation in the form of equity-based awards, which align executives' interest with the creation of stockholder value. In 2018, our NEOs received, on average, 51% of their total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity-based awards) in the form of equity-based awards.

•	Annual Executive Bonus Plan Structure Aligned with Creation of Stockholder Value.

•
Our 2018 Annual Executive Bonus Plan (the "2018 Executive Bonus Plan") used the financial metrics of Revenue, Free Cash Flow and Adjusted EBITDA, as well as the operational metric of Bookings. Free Cash Flow and Adjusted EBITDA are defined under "Annual Performance-Based Cash Awards."

•
The pre-determined, objective plan metrics were chosen in consideration of input received during our stockholder outreach and because the compensation committee believed these metrics reflected management performance.

•
The 2018 Executive Bonus Plan used multiple metrics which our compensation committee believes provided a comprehensive assessment of our executives' success in driving long-term stockholder value creation, particularly during a time when EBITDA growth was challenged by the run-off from the amortization of non-cash deferred Revenue from pre-2011 transactions, and while the company was intensely focused on the generation of Revenue and Free Cash Flow.

•
Metrics and the related target levels are generally established in the first quarter each year based on our annual operating plan and what the board believes is a challenging level of performance that the company could achieve if the operational strategies are successfully executed.

•
We believe that the 2018 Executive Bonus Plan provided an effective means to align compensation with achievement relative to our performance goals. As discussed in more detail below, based on our 2018 performance, as measured by the four performance metrics used in the 2018 Executive Bonus Plan, the compensation committee awarded annual cash bonuses to our NEOs, with the exception of our Former CEO and our CFO, at a level equal to 59.3% of target. This below-target payout percentage reflected our 2018 performance and is in line with previous trends, evidencing the rigorous targets our compensation committee has historically set and continues to set.

•	Vesting of Performance-Based Equity in 2018, Reflecting Challenging Vesting Criteria.

•
The vesting of our performance-based equity compensation is tied to pre-determined objective criteria of Adjusted EBITDA-to-Adjusted Free Cash Flow conversion hurdles, with increasingly challenging stock price hurdles in each of the three years after the date of grant providing an additional payout opportunity directly linked to stockholder value creation.

•	Based on our stock price during 2018, 92.9% of the performance based RSUs vested in 2018. The remaining unvested shares may vest in 2019 or 2020 if the stock price hurdles for such years are achieved.

•	No Discretionary Bonuses. Our compensation committee did not approve any discretionary cash bonus payments to our NEOs during 2018.
Good Governance in our Executive Compensation Programs and Practices
The following highlights examples of good corporate governance incorporated in our executive compensation programs:

•
Independent Compensation Consultant. The compensation committee engaged an independent executive compensation consultant, Pearl Meyer & Partners ("PM"), to advise and provide counsel on key compensation decisions and actions during 2018.

•
Appropriate Peer Group and Market Referencing. We utilize a group of peer companies that we believe are appropriate from the perspectives of industry, business focus, size, gross margins, research and development expense and international sales. We review and adjust our peer group annually and adjust the make-up when needed to ensure that the peer group remains appropriate for benchmarking purposes.

•	Annual Advisory Vote to Approve Executive Compensation. We seek advisory approval of our executive compensation at each annual meeting of stockholders.

•
No Excise Tax Gross-Ups. None of our NEOs are entitled to tax gross-ups or gross-ups for golden parachute payments (Internal Revenue Code ("IRC") Section 280G) or for non-qualified deferred compensation (IRC Section 409A).

•
No Guaranteed Bonuses, Limited Perquisites. We do not offer guaranteed performance bonuses and we provide few fringe benefits. We do not offer company planes, personal security (other than for travel and lodging, where appropriate), financial planning advice, tax preparation services or social and country club memberships.

•
Double-Trigger Change-in-Control Provisions. Each of the change-in-control severance agreements with our NEOs provides for “double-trigger” payments or benefits. As such, contractual change-in-control benefits are payable only in the event of a qualifying termination of employment within a specified period of time after a change-in-control.

•
Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines, which further align the interests of our NEOs with our stockholders and encourage our NEOs to manage from an owner’s perspective. Those of our executives who have been employed by us long enough to be required to meet the guidelines have met our stock ownership guidelines.

•
Risk Assessment. We conduct an annual comprehensive risk assessment of our compensation programs. Based on this assessment, we believe that our programs are structured in a manner to motivate strong performance with appropriate risk taking, while discouraging excessive risk taking. The details of this risk assessment can be found in the section of this proxy statement under “Governance of the Company - Risk Oversight.”

•
No Option Repricing. Our 2014 Stock Incentive Plan does not permit repricing of stock options or other equity awards without stockholder approval, has no evergreen provision, no liberal share recycling features and does not provide for automatic acceleration of unvested awards in the event of a change-in-control.

Compensation Philosophy and Objectives
How We Determine NEO Compensation
The compensation committee oversees our executive compensation programs with advice from its independent compensation consultant. We generally establish the performance targets for our NEOs during the first quarter of each fiscal year based on our annual operating plan, which is reviewed by our board of directors. Our operating plan reflects what our management and board of directors believe we could achieve if we successfully execute our operational strategies. The financial performance targets used for purposes of executive compensation are generally set based on the operating plan targets for performance. Our compensation decisions also consider published industry survey and peer group data and reflect the individual performance of each executive officer.
Role of our Compensation Committee
Our compensation committee oversees the design and development of our executive compensation programs and determines CEO compensation consistent with the overall objectives of the program. The compensation committee also determines compensation for the other NEOs, based on the recommendations from the CEO. For 2018, all members of the compensation committee were independent directors under Nasdaq’s listing standards.
Role of our CEO
Our CEO provides strategic direction for our company, including with regard to compensation matters. During 2018, our Former CEO and our CEO, as applicable, met periodically with the compensation committee and the compensation committee's independent compensation consultant to discuss changes to our NEO compensation programs, to discuss the 2018 Executive Bonus Plan, to evaluate the performance of the other NEOs, and to make recommendations regarding the form and amount of any changes to the compensation opportunities for the other NEOs. The ultimate decisions in 2018 regarding NEO compensation were, however, made by the compensation committee. Neither our Former CEO nor our CEO participated in our compensation committee’s deliberations or voting on his compensation. Our CEO met with the compensation committee to review the structure of our 2019 executive compensation programs and to make recommendations regarding the form and amount of any changes to the compensation opportunities for the other NEOs. Our CEO did not and will not participate in deliberations or voting on his compensation.
Role of our Independent Compensation Consultant
Each year, our compensation committee engages an independent compensation consultant to advise the compensation committee on executive officer and board compensation which, since October 2009, has been PM. PM acts primarily as an advisor to our compensation committee, but may also provide advice to management from time to time on matters presented by management to our compensation committee with the knowledge and consent of our compensation committee. Our compensation committee has the sole authority to engage and terminate its compensation consultant.
The nature and scope of the assignments for PM for 2018 regarding executive compensation included:

•	reviewing our peer group to determine the appropriateness of its composition;

•	preparing executive compensation pay studies and competitive assessments to compare our executive compensation to our peer group and published industry survey data;

•	providing input on structuring of performance-based awards; and

•	advising on regulatory changes and their potential impact on our executive compensation programs.
The compensation committee has considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to PM. Based on this review, we are not aware of any conflict of interest affecting the work performed by PM.
Market Data and Peer Group Analysis
For purposes of comparing our executive compensation program with market practices, our compensation committee, with the assistance of its independent compensation consultant, reviews executive compensation benchmarks from a peer group of publicly-traded companies, which we refer to as the “Avid Peer Group.”
At least annually, our compensation committee reviews the companies in the Avid Peer Group to confirm that they remain appropriate benchmarks. During its annual review, the compensation committee seeks, when practical, to maintain consistency in the peer group from year to year. In 2017, the compensation committee, with the assistance of PM, analyzed each company in the peer group to ensure that it still generally fits our selection criteria and that the peer group’s financial summary statistics (the median in particular) are generally aligned with our current size operating profile and business focus. In recognition of the company's current annual revenue and valuation, we focused on companies offering comparable services and products, of a comparable size with respect to revenue (approximately 0.5 to 2 times that of our company), with market capitalization generally less than $2.5 billion, sizable gross margins (generally 40% or higher), research and development expense of at least 10% of revenue and significant international sales. As a result of its review of the Avid Peer Group in 2018, the committee removed Black Box, Pegasystems, Inc., Quantum Corp., SeaChange International, Silicon Graphics International and Verint Systems. The committee added Brightcove, Inc., Carbonite, Inc., Limelight Networks, Inc., MicroStrategy Incorporated, Monotype Imaging Holdings Inc., and Shutterstock, Inc., leaving a peer group of 13 companies consisting of the following companies:

3D Systems Corporation	Harmonic Inc.	Progress Software Corporation
Brightcove Inc.	Limelight Networks Inc.	RealNetworks, Inc.
Carbonite, Inc.	MicroStrategy Incorporated	Shutterstock, Inc.
Cray Inc.	Monotype Imaging Holdings Inc.	TiVO Corporation
Extreme Networks, Inc.
In addition to reviewing the executive compensation practices of companies in the Avid Peer Group, our compensation committee, with the assistance of PM, also reviews executive compensation from published industry surveys, including The Radford High Technology Executive Compensation Survey, for purposes of comparing our executive compensation program with market practices. We refer to these surveys collectively as the “published industry survey data.”
Our compensation committee reviews the executive compensation practices of companies in the Avid Peer Group and the published industry survey data to determine whether our NEOs' base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and grant date fair value of equity-based awards) are within a reasonably competitive range. Our compensation committee uses target percentiles from the Avid Peer Group and published industry survey data as one factor when setting NEO compensation, but also considers the experience, performance levels and potential performance levels of the executive officer, challenges facing the company and changes in duties and responsibilities. Our compensation committee believes that if an executive officer contributed to the achievement of performance goals established by the compensation committee, then the executive officer should have the opportunity to receive compensation that is competitive with comparable industry norms. Therefore, the compensation committee considers the compensation levels of our executive officers in comparison to the percentiles from survey data for similarly situated executives, but such percentiles do not on their own drive our compensation levels - rather, they are used as a market reference.
Elements of Executive Compensation
Compensation Elements
Our executive compensation program has the following elements:

Element	Description
Base Salary	Fixed annual cash amount based on competitive salary data
Annual Performance-Based Cash Bonuses	Variable annual cash payment based on the achievement of pre-established company goals designed to drive growth, improve profitability and cash flow and ultimately stockholder value
Long-Term Equity Awards	Time-based and performance-based equity-based awards
Other Benefits
Benefits provided to full-time employees generally (e.g. 401(k), health and insurance benefits, and employee stock purchase plan), and limited non-cash compensation designed to attract and retain NEOs and provide a competitive compensation package

Post-Employment Payments	Contingent in nature and payable only if an NEO’s employment is terminated as specified in employment agreements and offer letters
Compensation Mix
In accordance with our pay-for-performance philosophy, the following chart illustrates the designed mix of target pay for our 2018 NEOs who were serving at year end amongst each element of direct compensation, comprised of 2018 base salary, target bonus for 2018 and the grant date fair value of long-term equity-based incentives awarded in 2018. As discussed further below our Former CEO did not receive any bonus for 2018.

As shown in the chart above, for 2018, approximately 82% of Mr. Rosica's; 67% of Mr. Gayron's; 72% of Mr. Duva's; 68% of Mr. Cordiner's; and 70% of Mr. Ruzicka's direct compensation (comprised of the elements shown above) was designed to align with stockholder value by being directly tied to company performance or being in the form of equity compensation. We intend to continue to tie a majority of executive compensation to the company's financial and operating performance. A description of the equity awards granted to our NEOs is provided below under “The 2018 Executive Compensation Programs in Detail - Long Term Equity Incentive Compensation.”
In awarding long-term equity incentives for 2018 to our NEOs other than Mr. Gayron, the compensation committee determined a dollar value for each NEO's award, then converted this amount into RSUs (half of which were time-based and half of which were performance-based) using a stock price of $5.30 as of March 13, 2018, the date of approval. For Mr. Gayron's long-term equity incentive award, the compensation committee determined a dollar value for Mr. Gayron's award, then converted this amount into RSUs (half of which were time-based and half of which were performance-based) using a stock price of $5.10 as of May 31, 2018, the date that his employment with the Company commenced.
CEO Transition
On February 26, 2018, we announced that our board had terminated the Former CEO's employment effective February 25, 2018. The company did not pay a bonus to Mr. Hernandez for 2018 and did not grant him any equity awards in 2018. As a result, Mr. Hernandez’s 2018 realized compensation was significantly below his target compensation.
On February 26, 2018, we appointed Mr. Rosica as CEO and President. In setting Mr. Rosica's 2018 annualized target total direct compensation, the compensation committee applied our existing compensation philosophy to set his compensation at appropriate levels, and to ensure that his compensation is tied to the creation of stockholder value. As shown in the chart below, 52% of Mr. Rosica’s annualized target total direct compensation for 2018 is either directly tied to company performance or in the form of long-term equity awards aligned with stockholder value. This does not include Mr. Rosica's additional grant of RSUs in the amount of $2,000,000 in March 2018 that is described below as this additional grant was intended to be in lieu of a 2019 grant.

(1) In March 2018, Mr. Rosica was awarded an additional long-term equity incentive grant of $2,000,000 as a new CEO incentive. This additional grant, intended to be in lieu of a 2019 long-term equity incentive grant, is shown in this column. The Company does not intend to grant Mr. Rosica any long-term equity incentive in 2019.
(2) Mr. Rosica's additional $2,000,000 long-term equity incentive grant, made in lieu of a 2019 long-term equity incentive grant, is not shown in this column in order to more appropriately describe his 2018 compensation.
On March 26, 2018, the compensation committee approved an additional long-term equity incentive grant of $2,000,000 to Mr. Rosica as a new CEO incentive. This grant was in addition to the regular 2018 long-term equity incentive grant on March 14, 2018 and was intended to be in lieu of a 2019 long-term equity incentive grant. Consequently, our CEO will not receive any long-term equity incentive grant in 2019. The intent of this grant is to promote greater alignment between our CEO and stockholders. Consistent with our equity grant practice for our NEOs, fifty percent of the grant was made in time based RSUs and fifty percent was made in performance-based RSUs. The vesting schedule for the RSUs will be 33.3% on the second anniversary of the grant and 8.33% every three months thereafter. The performance-based RSUs will vest based on our total shareholder return, or TSR, performance relative to the Russell 2000 index, with one-third of target shares linked to relative TSR performance vs. the index over each of one-year, two-year and three-year periods. The compensation committee believes that the relative Total Shareholder Return performance metric is strongly aligned with the creation of stockholder value, is objective and transparent, and easily permits a multi-year measurement of performance.
CFO Transition
On May 30, 2018, we announced that our Former CFO's employment with the company had ended. Pursuant to Mr. Agle's employment agreement, the company paid Mr. Agle a pro-rated amount of his target 2018 base salary and his full target 2018 cash bonus. All unvested RSUs were forfeited by Mr. Agle upon his termination. Additionally, the company paid Mr. Agle an amount equal to twelve months of his base salary plus cash payments in lieu of his health benefits for the twelve months following the date of termination of employment.

On May 31, 2018, we appointed Mr. Gayron as CFO and Executive Vice President. In setting Mr. Gayron's 2018 annualized target total direct compensation, the compensation committee applied its existing compensation philosophy to set his compensation at appropriate levels, and to ensure that his compensation is tied to the creation of stockholder value. As shown in the chart below, 67% of Mr. Gayron's annualized target total direct compensation for 2018 is either directly tied to company performance or in the form of long-term equity awards aligned with stockholder value.
The 2018 Executive Compensation Program in Detail
Base Salaries
Consistent with our compensation committee’s philosophy of tying executive compensation to our financial performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary. Base salaries for our executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.
Five of our NEOs received an adjustment to their base salary in 2018. Positioning of our NEOs salaries varies by individual, reflecting individual-specific factors such as time in role, prior job, pay history and performance. Based on these factors, the salaries of our NEOs in aggregate approximated the 55th percentile of the Avid Peer Group and published industry survey data. The below chart shows the year-over-year comparison of base salaries.

Executive	Annualized FYE 2017 Base Salary	Annualized FYE 2018 Base Salary	% Increase	Rationale
Jeff Rosica	$450,000	$550,000	22%	New role
Kenneth L. Gayron	$—	$370,000	N/A	N/A
Jason A. Duva	$360,000	$390,000	8%	New role
Dana Ruzicka	$325,000	$340,000	4%	Merit increase
Tom Cordiner	$360,048	$370,849	3%	Merit increase
Louis Hernandez, Jr.	$700,000	$—	N/A	N/A
Brian E. Agle	$385,000	$396,550	3%	Merit increase

Annual Performance-Based Cash Awards
Each year, we adopt an executive bonus plan that provides for cash incentive payments to our executive officers upon the achievement of certain performance objectives set forth in the plan. The performance objectives are generally reviewed and evaluated based on our annual operating plan. Our executive bonus plan is designed to provide an annual variable cash incentive to motivate participants to achieve company performance objectives and to reward participants for their achievements when those objectives are met. Executive bonus plan results and payment amounts are generally determined following the subject year, after audited financials have been completed and announced, and any earned amounts may be paid at any time after the filing of the company’s annual report and before December 31 of the year following the plan year, in management’s discretion.
Fiscal Year 2018 Executive Bonus Plan. On March 13, 2018, our compensation committee adopted an Executive Bonus Plan for 2018 (the "2018 Executive Bonus Plan"). For purposes of the 2018 Executive Bonus Plan, the performance metrics were weighted as follows: Bookings, 20%; Revenue, 20%; Adjusted EBITDA, 30%; and Adjusted Free Cash Flow, 30%. The compensation committee set the 2018 targeted Bookings and Adjusted Free Cash Flow at levels meaningfully above our 2017 performance, which required significant growth and a continued stringent implementation of our efficiency initiatives.
The compensation committee believes that these four performance measures correlate strongly with stockholder value and that using a combination of these metrics provides a more effective way to measure our executive team's ability to create sustainable EBITDA growth and successfully manage our liquidity. Adjusted EBITDA and Revenue measure profitability, Bookings and Revenue measure top-line growth, and Adjusted Free Cash Flow measures our financial flexibility at a time in which our board and our stockholders are focused on liquidity.
For purposes of the 2018 Executive Bonus Plan, Adjusted EBITDA is defined as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others), and Adjusted Free Cash Flow is defined as operating cash flow less capital expenditures where operating cash flow excludes certain non-operating charges such as restructuring, mergers and acquisitions, and management change expenses (among others).
Each of the performance objectives had a threshold, target and maximum level of payment opportunity associated with payouts equal to 50%, 100% and 200% of target opportunity, respectively. For performance in between threshold and target, or in between target and maximum, payouts are interpolated. The target payout level for our Former CEO was 125% of his base salary; for Mr. Rosica, 120% of his base salary; for our Former CFO, 70% of his base salary; for Mr. Gayron, 65% of his base salary; and for Messrs. Duva and Ruzicka, 50% of their base salary. Mr. Cordiner's 2018 Non-Equity Compensation plan is comprised of two main components where half of his target variable compensation is a result of the 2018 Executive Bonus Plan and the other half is a function of his sales performance. For the component of Mr. Cordiner's variable compensation that is a result of the 2018 Executive Bonus Plan, his target payout level is 80% of his base salary.
Bonus payments in excess of 100% of a participant’s target bonus could only be made if the threshold Bookings performance objective was met. The maximum payment opportunity for each of our executives was set at 200% of the target opportunity. Failure to attain the threshold goal for each performance objective results in forfeiture of the associated opportunity. The payment amount to be earned by each NEO under the 2018 Executive Bonus Plan was determined based on three variables: (1) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary, as described above; (2) the compensation committee’s assessment and certification of our performance compared with the targets for each of the above-referenced performance objectives, with any adjustments applied; and (3) relative weightings for each performance objective.
At the time our compensation committee approved the 2018 Executive Bonus Plan, it believed each of the target levels was aggressive but achievable based on the company’s annual operating plan for 2018. The compensation committee believed that using a combination of several metrics provided a more comprehensive assessment of our executives' success in driving long-term stockholder value creation, particularly during a time when EBITDA growth is challenged by the run off from the amortization of non-cash deferred Revenue from pre-2011 transactions and while the company focuses on the generation of Revenue and Adjusted Free Cash Flow.

The following table sets forth the performance metric target levels approved by the compensation committee in March 2018 and the actual levels achieved, calculated in accordance with the 2018 Executive Bonus Plan (all in millions).

Levels	Adjusted EBITDA(1)	Bookings(1)	Adjusted Free Cash Flow(2)	Revenue(1)
Threshold	$42.0	$411.3	$8.0	$391.5
Target	$57.0	$438.7	$15.2	$417.6
Maximum	$75.0	$502.7	$24.0	$478.5
Actual	$47.5	$440.2	$5.9	$413.2
(1) Adjusted EBITDA, Bookings and Revenue targets are set and measured using constant exchange rates in order to eliminate the effects of exchange rate fluctuations and to correlate with our annual operating plan.
(2) Adjusted Free Cash Flow is set and measured on an "as reported" basis, which reflects actual exchange rates.
The company exceeded the maximum performance level for Bookings but failed to achieve the threshold performance level for Adjusted Free Cash Flow. Based on these levels of achievement, the compensation committee determined that the appropriate level of payout under the 2018 Executive Bonus Plan would be 59.3% of target. As described under "CEO Transition" above, the committee determined that no 2018 incentive bonus amount would be paid to Mr. Hernandez. As described under "CFO Transition" above, per his employment agreement, Mr. Agle was paid a the full amount of his target 2018 cash bonus upon his termination.
Payouts under 2018 Executive Bonus Plan. Below are each NEO’s target and approved bonus payouts under the 2018 Executive Bonus Plan, based on the 59.3% achievement of the target performance level.

Named Executive Officer	2018 Annual Incentive Payout Target	Target (% of base salary)	Actual 2018 Annual Incentive Payout
Jeff Rosica Chief Executive Officer and President	$660,000	120%	$391,380
Kenneth L. Gayron (1) Chief Financial Officer and Executive Vice President	$240,500	65%	$142,617
Jason A. Duva Chief Legal and Administrative Officer and Executive Vice President	$253,500	65%	$150,326
Dana Ruzicka Chief Product Officer and Senior Vice President	$170,000	50%	$100,810
Tom Cordiner (2) Chief Revenue Officer and Senior Vice President	$296,800	80%	$176,002
Louis Hernandez, Jr. Former Chief Executive Officer and Chairman	$—	—%	$—
Brian E. Agle (3) Former Chief Financial Officer and Senior Vice President	$277,585	70%	$277,585
(1) Pursuant to Mr. Gayron's employment agreement, he is eligible for a full year target bonus.
(2) Mr. Cordiner's 2018 Non-Equity Compensation Plan is comprised of two main components where half of his target variable compensation is a result of the 2018 Executive Bonus plan and the other half is a function of his sales performance.
(3) Pursuant to Mr. Agle's employment agreement, he was paid his full target bonus for 2018 upon his separation from the company.
2019 Executive Bonus Plan.
On March 12, 2019, our compensation committee adopted a new Executive Bonus Plan for 2019 (the "2019 Executive Bonus Plan").
The 2019 Executive Bonus Plan uses the following financial metrics and weightings: Free Cash Flow, 40%; Adjusted EBITDA, 30%; and Revenue, 30%. The Company believes that these metrics are the most appropriately aligned with Company performance. We have removed Bookings as a financial metric in the 2019 Executive Bonus Plan as Revenue is now a better indicator of Company performance as a result of the runoff of our non-cash Revenue. The maximum payout levels as a percentage of each NEO’s base salary remain unchanged from our 2018 Executive Bonus Plan. The target levels of our NEOs remain unchanged from our 2018 Executive Bonus Plan. Failure to attain the threshold goal for each performance objective results in forfeiture of the associated opportunity.
Long-Term Equity Incentive Compensation
Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers. Generally, our compensation committee awards equity-based awards to our executive officers when they join our company or are promoted, in recognition of past performance and for retention purposes. The compensation committee bases these awards on the executive officer’s job level and experience, the requirements and importance of the position, individual contributions, and the need to retain qualified officers, particularly during a challenging period. The compensation committee also considers compensation for similar roles based on the Avid Peer Group and published industry survey data. Our long-term incentive awards are generally a mix of time and performance-based RSUs.
2018 Equity Grants.
In March 2018, the compensation committee approved the grant of RSUs to our NEOs as set forth below, with the exception of Mr. Gayron, whose grant of RSUs was approved in May 2018. 50% of the granted RSUs are subject to time-based vesting and 50% of the granted RSUs are subject to performance-based vesting. Mr. Gayron did not receive a grant of performance-based RSUs in 2018. Additionally, Mr. Ruzicka received a special grant of an additional 49,109 time-based RSUs in May 2018 to reflect a promotion to his current position.

NEO	Title	No. of time-based RSUs (1)	No. of performance-based RSUs (2)
Jeff Rosica (3)	Chief Executive Officer and President	415,436	415,436
Kenneth L. Gayron	Chief Financial Officer and Executive Vice President	88,235	—
Jason A. Duva	Chief Legal and Administrative Officer and Executive Vice President	75,471	75,471
Dana Ruzicka	Chief Product Officer and Senior Vice President	86,754	37,735
Tom Cordiner	Chief Revenue Officer and Senior Vice President	47,169	47,169
Louis Hernandez, Jr.	Former Chief Executive Officer and Chairman	—	—
Brian E. Agle (4)	Former Chief Financial Officer and Senior Vice President	75,471	75,471

(1) Time-based. The time-based RSUs vest as follows: 33.33% vest on the first anniversary of the grant date and an additional 8.33% vest every three months thereafter.
(2) Performance-based. With the exception of Mr. Rosica's 226,757 performance-based RSUs awarded on March 26, 2018, the terms of the performance-based RSUs shown in the table above provide that they vest if either (1) the company achieves a target “Conversion Rate” (described below) for 2018 (with partial vesting if the Conversion Rate exceeds the threshold), or (2) the volume weighted average price of our common stock, as reported on Nasdaq, equals or exceeds a threshold level (the “stock price hurdle”) for at least 20 consecutive days in 2018 (any time after the date of grant), 2019 or 2020. Mr. Rosica's performance-based RSUs awarded on March 14, 2018 are subject to these vesting triggers.
(3) Mr. Rosica's 225,757 performance-based RSUs awarded on March 26, 2018 vest based on the Company’s total shareholder return ("TSR") over the measurement period relative the median return for the Russell 2000 Index (the "Index"). The target number of RSUs would vest if the Company's TSR over the measurement period matches the median return for the Index. The vesting of Mr. Rosica's awards is based on two times the difference between the Company's TSR and the median return of the Index. The actual number of RSUs vesting will be from 0% to 150% of the target number of shares depending upon the Company’s TSR as compared to the return for the Index. See "CEO Transition" for information on Mr. Rosica's additional 2018 grant in lieu of a grant in 2019.
(4) All of Mr. Agle's unvested RSUs were forfeited upon his termination of employment with the Company.
For purposes of the awards above other than Mr. Rosica's March 26, 2018 award, the stock price hurdle is $6.40 for 2018, $7.04 for 2019 and $7.74 for 2020, and the “Conversion Rate” is the ratio calculated by dividing Adjusted Free Cash Flow by Adjusted EBITDA. The threshold conversation rate is 27.4% and the target conversion rate is 38.3%.
Adjusted EBITDA is defined as net income or loss before interest, taxes, depreciation, stock-based compensation, and amortization, adjusted for certain non-operating charges, such as restructuring, mergers and acquisitions, and management change expenses (among others), and Free Cash Flow is defined as operating cash flow less capital expenditures. The compensation committee set the threshold and target Conversion Rate in March 2018.
Adjusted EBITDA for 2018 (calculated as described above) was $47.5 million and Adjusted Free Cash Flow for 2018 (calculated as described above) was $12.9 million, resulting in a Conversion Rate of 27.1%. Consequently, none of the performance based RSUs vested based on the Conversion Rate performance condition. The stock price hurdle for 2018 was met. The highest recorded volume-weighted average price during the measurement period was $6.33 resulting in a vesting level of 92.9%.
For purposes of Mr. Rosica's March 26, 2018 award, the Company's TSR over the measurement period was 11.37% relative to a -1.46% median return for the Index. The difference of 12.83% between the Company's TSR and the median return of the Index results in a vesting level for Mr. Rosica of 125.66%.
Except to the extent an NEO’s employment agreement provides otherwise, vesting of performance-based RSUs is conditioned on the NEO being employed by the company on the date the final vesting determination is made. Any shares that have not vested by April 1, 2021 will be forfeited.
For 2019, with the exception of Mr. Rosica, the terms of the three-year performance-based RSUs granted in 2018 provide for a payout that will range from 0% to 125% of the target number of shares of our common stock subject to the award (the “Target Shares”).  The actual number of shares earned by our NEOs other than Mr. Rosica will be based on achievement against “Conversion Rate” performance hurdles.  The Conversion Rate is calculated by dividing Adjusted Free Cash Flow by Adjusted EBITDA for 2019.  Partial vesting is provided if the Conversion Rate exceeds a Threshold performance hurdle, and 100% of the Target Shares will vest if the Conversion Rate matches a Target performance hurdle.
Our NEOs other than Mr. Rosica may also earn up to 125% of Target Shares if the closing price of Avid’s common stock, as reported on Nasdaq, equals or exceeds certain stock price hurdles (the “Stock Price Hurdles”) based on a 20-day volume weighted average price. Partial vesting of 0% - 100% of Target Shares (for achievement between Threshold and Target Stock Price Hurdles) or up to 125% of Target Shares (for achievement between Target and Maximum Stock Price Hurdles) will be provided at the one-year anniversary of date of grant.
If less than 100% of Target Shares are earned by achievement of the Conversion Rate or one-year grant date anniversary Stock Price Hurdles, our NEOs other than Mr. Rosica may still earn up to an aggregate of 100% of Target Shares for achievement of progressively more difficult Stock Price Hurdles at the second and third-year anniversaries of date of grant. Vesting for stock price performance between Threshold and Target or (for achievement at the end of the one-year anniversary of date of grant) between Target and Maximum will be determined by interpolation. Total vesting is determined by the greater of achievement relative to the Conversion Rate performance hurdles or Stock Price Hurdles.
For 2019, the terms of Mr. Rosica's performance-based RSUs provide for a payout that will range from 0% to 150% of the Target Shares. The actual number of shares earned by Mr. Rosica will be based on the difference between the Company's TSR and the median return of the Index. The actual number of shares earned by Mr. Rosica is capped at 100% of the Target if the Company's TSR is negative.
2019 Equity Grants.
On March 12, 2019, our compensation committee adopted a new Executive Bonus Plan for 2019 (the "2019 Executive Bonus Plan").
The performance awards issued pursuant to the 2019 Executive Bonus Plan (the "Performance Shares") will vest based on a relative TSR measurement. The Performance Shares are subject to three-year vesting (the "Measurement Period") where the final payout is based on the Company's TSR relative to the TSR of the Index.

The Company's TSR will be compared against the Index's TSR for the separate one-, two-, and three-year measurement periods (each a "Performance Period") that comprise the Measurement Period. If, during the first one- and two-year Performance Periods of the Measurement Period, the Company's TSR at least equals the Index's TSR, then one-third and two-thirds, respectively, of the total Performance Shares awarded to each executive may be accelerated and vest for such Performance Period. Vesting for each Performance Period will be adjusted up or down based on the difference between the relative TSR between the Company and the Index, multiplied by a scaling factor of two. Any Performance Shares that vest in either of the first one- or two-year Performance Periods shall be subtracted from the Performance Shares that are eligible for vesting in later Performance Periods.
TSR is calculated using the volume weighted average stock price for any 20 consecutive trading days prior to March 15 of each Performance Period. Vesting for each Performance Period is capped at 150% of the target Performance Shares awarded to each executive. Additionally, a maximum of 100% of the target performance shares awarded to an executive may vest is the Company's TSR is negative and no Performance Shares will vest if both the Company's TSR and its TSR against the Index is negative.
As noted above, Mr. Rosica will not receive a long-term equity incentive grant in 2019 as he received an additional award in 2018 in lieu of a 2019 award.
Employment and Severance Agreements with our NEOs
Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. Our compensation committee believes the severance and change-in-control benefits offered are appropriate to properly incentivize the executive during a change-in-control process and consideration of the time expected to take an executive officer to find alternative employment. Our company also benefits under these arrangements by requiring the executive officer to sign a general release of claims against the company and that includes non-competition and non-solicitation provisions as a condition to receiving severance or change-in-control benefits. Our compensation committee believes these arrangements also protect stockholder interests by enhancing our executive officers’ focus during a potential or actual change-in-control by providing incentives to executive officers to remain with the company despite uncertainties about their future role at the company while a transaction is under consideration or pending.
Mr. Rosica's Employment Agreement
Term. Mr. Rosica's agreement was effective as of February 26, 2018. His employment may be terminated at any time, subject to the terms and conditions of his agreement.
Bonus. Mr. Rosica's annual target cash bonus is equal to 120% of his annual base salary. His maximum annual cash bonus is 200% of his target opportunity.
Other Benefits. Mr. Rosica is entitled to benefits available to other full-time employees (such as Flexible Paid Time Off ("FPTO"), 401(k), health insurance benefits, life insurance and employee stock purchase plan).
Severance. The agreement provides that, if Mr. Rosica's employment is terminated by the company without cause, or by him for good reason, as defined in the agreement, other than in connection with a change of control of the company, he will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 12 months base salary, (ii) an amount equal to his target annual cash bonus, and (iii) a pro-rata portion of his bonus at target level for the year of termination, each paid in accordance with the company's regular payroll schedule, plus (y) a lump sum payment equal to 12 times the monthly amount we pay for health benefits, and (z) outplacement services.
In addition, any time-based vesting equity awards held by Mr. Rosica will vest as to an additional number of shares equal to the number of shares that would have vested if he had continued working for 12 months after the date of termination. Performance based awards continue to vest through the end of the fiscal year of termination.
The agreement also provides that if Mr. Rosica's employment is terminated by the company without cause or by him for good reason within 12 months after a change of control of the company, Mr. Rosica will, subject to signing a release, be entitled to receive, in addition to any unpaid salary, benefits and bonus earned for the preceding year, (i) 24 months base salary, (ii) an amount equal to two times his target annual cash bonus, and (iii) a pro-rata portion of his bonus at target level for the year of termination, each paid in a lump sum, plus (y) a lump sum payment equal to 24 times the monthly amount we pay for health benefits, and (z) outplacement services.

In addition, any time-based vesting equity awards held by Mr. Rosica will vest immediately. Performance based awards will vest immediately at target levels as determined by the compensation committee of the board.
In the event of his disability, Mr. Rosica will be entitled to receive his base salary for one year, payable in accordance with the company's regular payroll schedule, and (ii) any earned but unpaid bonus earned for the preceding year, payable in a lump sum.
Non-compete. Mr. Rosica is subject to a non-competition obligation extending for either 12 or 24 months after the termination of Mr. Rosica’s employment, depending upon the circumstances of his termination.
Employment Agreement and Offer Letters with our Other Current Executive Officers
The employment terms of our other current executive officers are governed by employment agreements or offer letters, which generally provide for the executive’s salary, sign-on bonus, if any, bonus eligibility, initial equity awards, and other benefits. The Executive's annual cash bonus is generally set at a target of 50% to 70% of base salary, with a maximum annual cash bonus of 200% of target bonus. Our other executives are entitled to FPTO and benefits available to other full-time employees (such as 401(k), health insurance benefits, life insurance and employee stock purchase plan).
The offer letters also provide that if we terminate the executive’s employment in the executive's role without cause (as defined in the offer letter), the executive, subject to signing a release of claims against the company, will be entitled to receive, in addition to any unpaid salary and benefits an amount equal to (i) six or twelve months base salary, (ii) pro-rated annual incentive bonus for the year in which the termination occurs, provided that such bonuses are paid to other officers who remained employed by the company, and (iii) cash payments in lieu of health benefits for six or twelve months following the termination date. In the event of a termination by the company without cause within 12 months after a change-in-control of the company, the executive is entitled to an additional six months of base pay and vesting of 100% of any unvested equity awards. The executive is subject to a non-competition obligation extending for either 12 or 18 months after the termination of his or her employment, depending upon the circumstances of his or her termination.
Employment Agreement with Former CEO
Mr. Hernandez's agreement had an initial term ending February 2018. Thereafter, the agreement automatically renewed for one-year periods, so long as neither the company nor Mr. Hernandez provided 180 days prior written notice of intent to terminate.
On February 25, 2018, the Company terminated Mr. Hernandez's employment effective immediately due to violations of company policies related to workplace conduct.
Mr. Hernandez was entitled to FPTO, the use of a corporate apartment near our offices in California for business-related purposes, and benefits available to other full-time employees (e.g., 401(k), health insurance benefits, life insurance and employee stock purchase plan). Entitlement to such programs and benefits ceased with Mr. Hernandez's termination of employment, or otherwise in accordance with the terms of such benefits. Under the FPTO program, Mr. Hernandez was entitled to receive his accrued but unused vacation as of September 30, 2017. This amount was paid to Mr. Hernandez at his base rate of pay in effect on September 30, 2017 and was part of his final compensation. From and after October 1, 2017, FPTO did not accrue and, therefore, Mr. Hernandez was not entitled to any payout of FPTO upon termination of his employment.
Non-compete. Mr. Hernandez is subject to a non-competition obligation extending for 12 months after his termination date.
Please see “Compensation Tables - Potential Payments upon Termination or Change-in-Control” for current values of the severance benefits provided to our NEOs.
Stock Ownership Guidelines
In 2019, the Company adopted new stock ownership guidelines under which our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to six times base salary for our CEO, and our executive officers are expected to comply with them within five years. Additionally, our executive officers are required to meet the stock ownership guidelines at all times within five years of becoming an executive officer of the Company. For purposes of these guidelines, stock ownership includes restricted stock and restricted stock units, but does not include unexercised options. All of our NEOs who have been subject to the guidelines for five years have met the guidelines’ expectations regarding their stock ownership.

Anti-Hedging and Anti-Pledging Policy
In 2019, the Company adopted a new Anti-Hedging and Anti-Pledging Policy. This new policy prohibits directors and officers of the Company from directly or indirectly hedging against future declines in the market value of any securities of the Company through the purchase of financial instruments designed to offset such risk. This Policy also prohibits directors and officers of the Company from pledging any securities of the Company as collateral for loans.
Other Benefits and Perquisites
In general, other benefits and perquisites are not a significant part of our compensation program. In special cases, such as in connection with the hiring of executive officers, we have from time to time reimbursed our executive officers for reasonable expenses associated with relocation and associated tax payments and paid sign-on bonuses. We believe these benefits were necessary in order to attract these individuals to join our company and are consistent with market practices.
None of our current NEOs is entitled to tax gross-up payments for payments and benefits provided to them. We eliminated legacy gross-up for COBRA payments to one of our executives in 2015. Although Mr. Hernandez used our corporate apartment near our offices in California for business-related purposes, we do not provide our executive officers with other benefits, including financial planning advice, tax preparation services or club memberships. Mr. Rosica's agreement does not provide for, nor does Mr. Rosica intend to continue the use of, the corporate apartment.
Our U.S.-based executive officers benefit from the company's FPTO policy which, subject to business needs, provides for salary continuation for absences due to vacation, the employee’s illness or need for preventive care, or that of a family member, the death of an immediate family member, or jury duty. Under the FPTO program, FPTO does not accrue and therefore, the executive is not entitled to any payout of FPTO upon separation from the company.
Our U.S.-based executive officers are also eligible to participate in all of our U.S. employee benefit plans, in each case on the same basis as other U.S. employees who work at least 20 hours per week. These benefits include health and dental insurance, life and disability insurance, and a 401(k) plan. We match 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee’s eligible compensation, resulting in a maximum company match of 3% of the participating employee’s eligible compensation, subject to certain additional statutory limitations. We also offer an employee stock purchase plan that allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of each applicable offering period. Our non-U.S.-based executive officers are entitled to such employee benefits as statutorily prescribed in their home countries and to certain other market prevalent practices.
Non-Qualified Deferred Compensation
Historically, our executive officers, along with our U.S.-based vice presidents and members of our board of directors, were eligible to participate in a non-qualified deferred compensation plan, which we established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director’s fees, as applicable. As of December 31, 2018, we had an obligation of $0.5 million under the plan. Effective with respect to compensation for services performed after 2013, we have indefinitely suspended the non-qualified deferred compensation plan and have not offered any of our employees or directors an opportunity to participate in it.
Tax and Accounting Considerations
In structuring our executive compensation programs, our compensation committee takes into account the impact of various tax and accounting rules, including the impact of Section 409A, Section 280G and Section 162(m) of the Internal Revenue Code, as well as Accounting Standards Codification (ASC) Topic 718.
Section 162(m) provides that a public company may not deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers for any one calendar year. Prior to the Tax Cuts and Jobs Act of 2017 (the "Tax Act"), this deduction limitation did not apply to certain “performance-based compensation” within the meaning of Section 162(m) and related guidance. However, the Tax Act eliminated the “performance-

based compensation” exemption for tax years beginning after December 31, 2017, other than with respect to grandfathered amounts. Due to these changes, we cannot guarantee that previously awarded compensation that was intended to satisfy the "performance-based compensation" exemption will be fully deductible if paid after December 31, 2017. In addition, the Tax Act significantly expanded the definition of "covered employees" under Section 162(m), such that after December 31, 2017, all of our named executives officers (including our chief financial officer) will be subject to the limitation on deductibility under Section 162(m).
Our compensation committee has not adopted a policy requiring all executive compensation to be fully deductible. However, the limitation on deductibility imposed by Section 162(m) is one of the considerations we take into account in designing our executive compensation programs. Our compensation committee reserves the right to use its judgment to authorize compensation payments that are not deductible by reason of the Section 162(m) limitation when it believes these payments are appropriate.  Neither the company nor the compensation committee warrants that any compensation payable to an executive or other employee will be deductible.
Compensation Committee Report
The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by language in any such filing.
The compensation committee consists of four non-employee directors: Robert M. Bakish, Paula E. Boggs, Elizabeth M. Daley, and John H. Park, each of whom is independent under Nasdaq listing standards. The compensation committee has certain duties and powers as described in its charter adopted by the board of directors. A copy of the charter can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.
The compensation committee has reviewed and discussed with management the disclosures contained in the section of this proxy statement, entitled “Executive Compensation - Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to our board of directors that the section entitled “Executive Compensation - Compensation Discussion and Analysis” be included in this proxy statement for our annual meeting.

Compensation Committee Robert M. Bakish, Chair Paula E. Boggs Elizabeth M. Daley John H. Park

COMPENSATION TABLES
Summary Compensation Table
The following table presents information regarding compensation of each of the NEOs during 2018, 2017, and 2016. A description of our compensation policies and practices as well as a description of the components of compensation payable to our named executive officers is included above under “Executive Compensation - Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in pension value and nonqualified deferred compensation earnings	All Other Compensation(5)	Total
Jeff Rosica	2018	$550,000	$—	$3,893,930	$—	$391,380	$—	$5,972	$4,841,282
CEO and President	2017	$450,000	$—	$850,979	$—	$360,000	$—	$3,870	$1,664,849
	2016	$395,865	$—	$1,178,299	$—	$262,589	$—	$4,178	$1,840,931

Kenneth L. Gayron	2018	$216,308	$—	$499,019	$—	$142,617	$—	$1,590	$859,534
Chief Financial Officer and Executive Vice President	2017	$—	$—	$—	$—	$—	$—	$—	$—
	2016	$—	$—	$—	$—	$—	$—	$—	$—

Jason A. Duva	2018	$390,000	$—	$764,522	$—	$150,326	$—	$9,199	$1,314,047
Chief Legal and Administrative Officer and Executive Vice President	2017	$360,000	$—	$425,485	$—	$391,396	$—	$7,750	$1,184,631
	2016	$313,923	$—	$279,755	$—	$104,144	$—	$7,164	$704,986

Dana Ruzicka	2018	$340,000	$—	$631,763	$—	$100,810	$—	$6,672	$1,079,245
Chief Product Officer and Senior Vice President	2017	$325,000	$—	$348,902	$—	$130,000	$—	$6,573	$810,475
	2016	$278,923	$—	$319,719	$—	$94,381	$—	$6,555	$699,578

Tom Cordiner	2018	$368,148	$—	$477,823	$—	$295,243	$—	$13,114	$1,154,328
Chief Revenue Officer and Senior Vice President	2017	$360,048	$—	$—	$—	$197,713	$—	$13,114	$570,875
	2016	$265,064	$—	$414,027	$—	$152,772	$—	$13,114	$844,977

Louis Hernandez, Jr.	2018	$116,667	$—	$—	$—	$—	$—	$289,042	$405,709
Former Chairman and Chief Executive Officer	2017	$700,000	$—	$2,552,936	$—	$—	$—	$11,676	$3,269,192
	2016	$673,077	$—	$2,397,873	$—	$569,538	$—	$12,416	$3,655,811

Brian Agle	2018	$396,550	$—	$764,522	$—	$277,585	$—	$9,235	$1,447,892
Former Chief Financial Officer and Senior Vice President	2017	$385,000	$—	$765,880	$—	$215,600	$—	$9,573	$1,376,053
	2016	$22,212	$150,000	$1,100,736	$—	$—	$—	$138	$1,273,086
(1) The amount reported in the "Salary" column reflects the base salary paid to the NEOs during the fiscal year.

(2) Bonus: The company did not pay any discretionary bonuses in 2018.
(3) Stock Awards: See the tables below “Outstanding Equity Awards at 2018 Fiscal Year End” for details on vesting of the awards.
This column was prepared assuming none of the RSUs will be forfeited. The amounts reflected in this column do not reflect actual value realized by the NEO but represent the aggregate grant date fair value of RSU awards. The fair value of RSU awards (both with time- and performance-based vesting) is based on the intrinsic value of the awards at the date of grant, as the awards have a purchase price of $0.01 per share. In all cases, the amounts reflected above represent the maximum fair value of the performance-based portion of such awards as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the RSUs that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount. The grant date fair value of the RSU awards granted were computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation as described in Note K, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair value of all performance-based RSU awards was determined under FASB ASC Topic 718 using a Monte Carlo simulation model which simulates a range of possible future stock prices and estimates the probabilities of the potential payouts.
(4) Non-Equity Incentive Plan Compensation: These amounts were approved for payment pursuant to the terms of our executive bonus plans for 2018, 2017 and 2016. For a summary of how bonuses were calculated under the 2018 Executive Bonus Plan, see “Annual Performance-Based Cash Awards.” Mr. Cordiner's 2018 Non-Equity Compensation plan is comprised of two main components where half of his target variable compensation are a result of the 2018 Executive Bonus plan and the other half a function of sales performance.
(5) All Other Compensation: Includes the following for each of the NEOs: company match on 401(k), imputed income for group term life insurance and, for Mr. Cordiner only, commuter allowance.
:

Name	Year	Commuter Allowance(a)	Company Match on 401(k) (b)	Imputed Income for Group Term Life Insurance	Other (c)
Jeff Rosica	2018	$—	$1,269	$4,703	$—
	2017	$—	$—	$3,870	$—
	2016	$—	$—	$4,178	$—
Kenneth L. Gayron	2018	$—	$854	$736	$—
	2017	$—	$—	$—	$—
	2016	$—	$—	$—	$—
Jason A. Duva	2018	$—	$8,010	$1,189	$—
	2017	$—	$6,962	$788	$—
	2016	$—	$6,356	$808	$—
Dana Ruzicka	2018	$—	$5,550	$1,122	$—
	2017	$—	$5,500	$1,073	$—
	2016	$—	$5,468	$1,087	$—
Tom Cordiner	2018	$13,114			$—
	2017	$13,114			$—
	2016	$13,114			$—
Louis Hernandez, Jr.	2018	$—	$3,231	$573	$285,238
	2017	$—	$7,950	$3,726	$4,580
	2016	$—	$8,690	$3,726	$2,907
Brian E. Agle	2018	$—	$7,816	$1,419
	2017	$—	$6,219	$3,354
	2016	$—	$—	$138
(a) Commuter allowance reflects car allowance provided to Mr. Cordiner.
(b) Company match on 401(k) for all US based executives. Mr. Cordiner, based in the UK, reflects company match to UK pension scheme.
(c) Includes education fund, recuperation pay, severance pay, supplemental severance pay and vacation pay.
Grants of Plan-Based Awards for Fiscal Year 2018
The following table sets forth information regarding all plan-based awards granted to our NEOs during the fiscal year ended December 31, 2018. The equity awards to our NEOs shown below were granted under our 2014 Stock Incentive Plan and are also reported in the table entitled "Outstanding Equity Awards at 2018 Fiscal Year-End." For additional information regarding the equity and non-equity incentive plan awards, please refer to “The 2018 Executive Compensation Program in Detail - Annual Performance-Based Cash Awards" and "Long-Term Equity Incentive Compensation.”

Name	Grant Date	Approval Date	Estimated Potential Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Total Fair Value of Stock and Option Awards(4)
			Threshold	Target	Maximum
Jeff Rosica
(1)			$320,000	$640,000	$1,280,000
(2)	3/14/2018	3/14/2018				188,679	$958,489
(3)	3/14/2018	3/14/2018				188,679	$952,829
(2)	3/26/2018	3/26/2018				226,757	$997,731
(3)	3/26/2018	3/26/2018				226,757	$984,881
Kenneth L. Gayron
(1)			$70,146	$140,291	$280,582
(4)	5/31/2018	5/31/2018				98,039	$499,019
Jason A. Duva
(1)			$126,750	$253,500	$507,000
(2)	3/14/2018	3/14/2018				75,471	$383,393
(3)	3/14/2018	3/14/2018				75,471	$381,129
Dana Ruzicka
(1)			$85,000	$170,000	$340,000
(2)	3/14/2018	3/14/2018				37,735	$191,694
(3)	3/14/2018	3/14/2018				37,735	$190,562
(4)	5/31/2018	5/31/2018				49,019	$249,507
Tom Cordiner
(1)			$111,982	$223,963	$447,926
(2)	3/14/2018	3/14/2018				47,169	$239,619
(3)	3/14/2018	3/14/2018				47,169	$238,204
Louis Hernandez, Jr.
			—	—	—
	—	—				—	—
Brian E. Agle
(1)			$369,550	$369,550	$369,550
(2)	3/14/2018	3/14/2018				75,471	$383,393
(3)	3/14/2018	3/14/2018				75,471	$381,129
(1) These awards represent estimated potential payouts under our 2018 Executive Bonus Plan. Bonus awards under this plan are determined as the result of formulae contained in the plan, which are described in detail under “Annual Performance-Based Cash Awards.” Amounts actually paid under these awards for 2018 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Cordiner's 2018 Non-Equity Compensation plan is comprised of two main components where half of his target variable compensation is a result of the 2018 Executive Bonus plan and the other half a function of sales performance. Mr. Agle was granted a bonus payment of 100% of his target bonus as part of his severance.
(2) These time-based RSUs were awarded in March 2018. For a summary of the vesting conditions, see the section titled "Long-Term Equity Incentive Compensation."
(3) These performance-based RSUs were awarded in March 2018. For a summary of the performance vesting conditions for fiscal year 2018, see the section titled “Long-Term Equity Incentive Compensation."
(4) These time-based RSUs were awarded in May 2018. For a summary of the vesting conditions, see the section titled “Long-Term Equity Incentive Compensation."
(5) The grant date fair value of the RSU awards granted on March 14, 2018, March 26, 2018 and May 31, 2018 were computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation as described in Note K, “Capital Stock,” of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The amounts reflected above represent the maximum fair value of the performance-based portion of such RSU awards as of the date of grant, assuming payout were to occur based on the achievement of maximum performance, except with respect to the RSU awards that vest based on a performance-based schedule tied to our stock price and the incremental improvement in our annual return on equity over a base-year amount. The grant date fair value of all RSU awards was determined under FASB ASC Topic 718.

Outstanding Equity Awards at 2018 Fiscal Year End
The following tables set forth information regarding the outstanding equity awards held by each of our NEOs at December 31, 2018.
Outstanding Option Awards at December 31, 2018

Name	Number of Securities Underlying Unexercised Options-Exercisable(1)	Number of Securities Underlying Unexercised Options-Unexercisable	Option Exercise Price	Option Expiration Date
Jeff Rosica
(1)	37,000	—	$7.66	1/7/2020
(1)	63,000	—	$7.66	1/7/2020
(1)	180,000	—	$7.40	5/14/2021
Kenneth L. Gayron
	—	—	$—	—
Jason A. Duva
(1)	25,000	—	$11.71	2/24/2019
(1)	25,000	—	$11.71	2/24/2019
(1)	105,000	—	$7.82	5/14/2021
(1)	105,000	—	$7.40	5/14/2021
Dana Ruzicka
(1)	25,000	—	$7.70	8/15/2021
Tom Cordiner
(1)	5,000	—	$8.90	1/17/2019
(1)	15,000	—	$8.90	1/17/2019
(1)	30,000	—	$7.70	8/15/2021
Louis Hernandez, Jr.*
	—	—	$—	—
Brian E. Agle**
	—	—	$—	—
Grants Expired
(1) These options are fully vested.
*As a result of his termination, Mr. Hernandez forfeited any unvested options as of February 25, 2018, his termination date.
**Mr. Agle was left the company on May 30, 2018 and did not have any option grants.

Outstanding Stock Awards at December 31, 2018

Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested(8)
Jeff Rosica
(2)	271,263	$1,288,499
(3)	226,757	$1,077,096
(4)	60,284	$286,349
(5)	98,039	$465,685
(6)	188,679	$896,225
(7)	226,757	$1,077,096
Kenneth L. Gayron
(2)	98,039	$465,685
Jason A. Duva
(2)	97,966	$465,339
(4)	24,823	$117,909
(5)	49,019	$232,840
(6)	75,471	$358,487
Dana Ruzicka
(2)	105,869	$502,878
(4)	28,369	$134,753
(5)	40,196	$190,931
(6)	37,735	$179,241
Tom Cordiner
(2)	75,363	$357,974
(6)	47,169	$224,053
Louis Hernandez, Jr.*
	—	$—
Brian E. Agle**
	—	$—
(1) See "Potential Payments upon Termination or Change-in-Control" for a description of circumstances in which these awards may be accelerated.
(2) Time-based RSUs vest as follows: (i) 33.3% of the shares vest on the first anniversary of the vesting start date (as determined by our compensation committee based on the date such grant would have been made in the absence of the restatement), and (ii) 8.33% every three months thereafter.
(3) Time-based RSUs vest as follows: (i) 33.3% of the shares vest on the second anniversary of the vesting start date (as determined by our compensation committee based on the date such grant would have been made in the absence of the restatement), and (ii) 8.33% every three months thereafter.
(4) Performance-based RSUs will vest depending on (a) the company's achievement of a ratio calculated by dividing Adjusted Free Cash Flow in Fiscal Year 2016 by Adjusted EBITDA ("Conversion Rate") or (b) stock price hurdles in Fiscal Years 2016, 2017, and 2018. For a summary of the performance vesting conditions, see the section entitled “Long-Term Equity Incentive Compensation."
(5) Performance-based RSUs will vest depending on (a) the company's achievement of a ratio calculated by dividing Adjusted Free Cash Flow in Fiscal Year 2017 by Adjusted EBITDA ("Conversion Rate") or (b) stock price hurdles in Fiscal Years 2017, 2018, and 2019. For a summary of the performance vesting conditions, see the section entitled “Long-Term Equity Incentive Compensation."
(6) Performance-based RSUs will vest depending on (a) a Conversion Rate Trigger ("CRT"), determined based on the Company's achievement of a Conversion Rate or (b) Stock Price Triggers ("SPT") based on increases in the Company's stock price. For a summary of the performance vesting conditions, see the section entitled “Long-Term Equity Incentive Compensation."
(7) Performance-based RSUs will vest depending on the achievement of Avid's relative TSR against the Russell 2000 Index over a three-year period from March 15, 2018 to March 15, 2021.  For a summary of the performance vesting conditions, see the section entitled “Long-Term Equity Incentive Compensation."
(8) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $4.75, the closing price of our common stock on Nasdaq on December 31, 2018.
*As a result of his termination, Mr. Hernandez forfeited any unvested RSUs as of February 25, 2018, his termination date.
**Mr. Agle left the company on May 30, 2018 and all unvested RSUs were forfeited.

Option Exercises and Stock Vested for Fiscal Year 2018
The following table sets forth the number of shares acquired upon exercise of stock options by our NEOs in 2018 and the value realized upon exercise, and the number of restricted stock units that vested for our NEOs in 2018 and the aggregate dollar amount realized by our NEOs upon the vesting of the restricted stock units.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Jeff Rosica	0	0	116,722	$636,462
Kenneth L. Gayron	0	0	—	$—
Jason A. Duva	0	0	38,097	$205,333
Dana Ruzicka	0	0	39,460	$212,540
Tom Cordiner	0	0	32,830	$180,582
Louis Hernandez, Jr.*	0	0	—	$—
Brian E. Agle**	0	0	49,881	$254,419
(1) This amount represents the total number of options that were exercised.
(2) This amount is determined by the difference between the sales price of our common stock on the Nasdaq of the underlying options on the exercise date and the exercise price of the options.
(3) This amount represents the total number of shares that vested; however, the company withheld a portion of the shares to satisfy tax withholdings obligations.
(4) This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by the closing price of our common stock on Nasdaq on the date the RSUs vested less $0.01 per share.
*As a result of his termination for cause, Mr. Hernandez forfeited all unvested options and RSUs and any vested options not exercised within three months of his departure were canceled.
**Mr. Agle left the Company on May 30, 2018 and all unvested RSUs were forfeited.
Potential Payments Upon Termination or Change-in-Control
Potential Payments Upon Termination Other Than Following a Change-in-Control
The following table sets forth the estimated benefits that each of our NEOs, would be entitled to receive upon termination of his employment (other than a termination in connection with a change-in-control) if we terminated the NEO’s employment without cause or the NEO terminated his employment for good reason, as provided in his executive employment agreement or offer letter. These disclosed amounts assume that the NEO’s employment terminated on December 31, 2018. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which amounts would only be known at the time that they become eligible for payment following their termination. In order for a NEO to be eligible to receive any of the payments and benefits detailed in the below table, he must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.
As described under "CEO Transition" above, Mr. Hernandez's employment was terminated effective February 25, 2018. He received no severance in connection with such termination of employment.

Named Executive Officer	Severance Amount (1)	Early Vesting of Stock Options	Early Vesting of Restricted Stock and Restricted Stock Units	Other (2)	Total
Jeff Rosica	$1,210,000	[no acceleration]	[no acceleration]	$47,825	$1,257,825
Kenneth L. Gayron	$610,500	[no acceleration]	[no acceleration]	$37,825	$648,325
Jason A. Duva	$643,500	[no acceleration]	[no acceleration]	$37,825	$681,325
Dana Ruzicka	$340,000	[no acceleration]	[no acceleration]	$8,480	$348,480
Tom Cordiner (3)	$481,800	[no acceleration]	[no acceleration]	$—	$481,800
Louis Hernandez, Jr.	$—	[no acceleration]	[no acceleration]	$—	$—
Brian E. Agle	$—	[no acceleration]	[no acceleration]	$—	$—
(1) The amount represents (i)(a) 12 months annual base salary for Messrs. Rosica, Gayron and Duva and (b) six months annual base salary for Messrs. Cordiner and  Ruzicka, in both cases, in effect on the date of termination, plus (ii) target annual cash incentive compensation for the year of termination multiplied by a pro-ration percentage reflecting the number of months during the year the executive served (the table above reflects an assumed payout ratio at target bonus).  Mr. Rosica is also eligible to receive an amount equal to his annual target bonus. Messrs.  Rosica, Duva, Gayron and Ruzicka are entitled to the payment if they are terminated without cause other than due to long-term disability, or they resign for "Good Reason" as set forth in their offer letters.
(2) Includes (i) $30,000 for outplacement services for Mr. Rosica and $20,000 for outplacement for Messrs. Duva and Gayron and (ii) payments in lieu of medical benefits continuation for each NEOs as follows: 12 months for each of Messrs. Rosica, Duva and Gayron for an amount of $17,825, and six months for Mr. Ruzicka for an amount of $8,480.
(3) In addition to the amount shown, Mr. Cordiner would be entitled to his pro-rated target sales commission.
Potential Payments Upon Termination Following a Change-in-Control or During a Potential Change-in-Control
The following table sets forth the estimated benefits that each of our NEOs as of December 31, 2018 would be entitled to receive if his employment were terminated by us without cause or if he terminates his employment with us for good reason within 12 months after a change-in-control of our company. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change-in-control of our company were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change-in-control of our company occurred on December 31, 2018 and the NEO’s employment was immediately terminated. In order for a NEO to be eligible to receive any of the below payments and benefits, he must execute a general release of claims against our company, excluding any claims relating to the company’s obligations with respect to certain severance payments, and continue to abide by the non-competition and non-solicitation obligations in accordance with the terms of his employment.
As described under "CEO Transition" above, Mr. Hernandez's employment was terminated effective February 25, 2018. He received no severance in connection with such termination of employment.

Named Executive Officer	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(2)	Other(3)	Total
Jeff Rosica	$2,420,000	$—	$2,360,614	$47,825	$4,828,439
Kenneth L. Gayron	$915,750	$—	$464,705	$37,825	$1,418,280
Jason A. Duva	$965,000	$—	$464,359	$37,825	$1,467,184
Dana Ruzicka	$510,000	$—	$501,819	$8,480	$1,020,299
Tom Cordiner	$667,528	$—	$357,221	$—	$1,024,749
Louis Hernandez, Jr.	$—	$—	$—	$—	$—
Brian E. Agle	$—	$—	$—	$—	$—

(1) For Mr Rosica, this amount represents (i) 24 months annual base salary in effect on the date of termination, plus (ii) two times the target annual cash incentive compensation for the year of termination, plus (iii) plus a pro-rated percentage (based on full months elapsed in the then current year).

For Messrs. Duva and Gayron, this amount represents (i) 18 months base salary in effect on the date of termination, plus (ii) one and a half times the target annual cash incentive compensation for the year of termination, plus (iii) the target annual cash incentive compensation for the year of termination multiplied by a pro-ration percentage reflecting the number of months during the year the executive served.
For Messrs. Cordiner and Ruzicka, this amount represents (i) 12 months base salary in effect on the date of termination, plus (ii) one times the target annual cash incentive compensation for the year of termination, plus (iii) the target annual cash incentive compensation for the year of termination multiplied by a pro-ration percentage reflecting the number of months during the year the executive served.
(2) Messrs. Rosica, Gayron, Duva, Ruzicka and Cordiner would be entitled to full acceleration of vesting with respect to time-based equity held on the assumed termination date, December 31, 2018. This amount equals with respect to RSUs, the number of shares of restricted stock units that would have vested based on the acceleration multiplied by $4.75, representing the closing price of our common stock on Nasdaq on December 31, 2018 less $0.01 per share.
(3) Includes (i) $30,000 for outplacement services for Mr. Rosica and $20,000 for outplacement for Messrs. Duva and Gayron and (ii) payments in lieu of medical benefits continuation for each NEOs as follows: 12 months for each of Messrs. Rosica, Duva and Gayron for an amount of $17,825 and six months for Mr. Ruzicka for an amount of $8,480.
Potential Payments Upon Termination Due to Death or Disability
Upon termination of employment due to death or disability, each NEO or his or her estate would be entitled to receive an amount equal to his or her annual base salary in effect on the date of death or disability, and an additional 12 months of vesting on all time-based unvested options, restricted stock and restricted stock units. Upon death or disability, Mr. Rosica or his estate would be entitled to receive $1,424,364. This amount represents Mr. Rosica's annual base salary in effect on the date of death or disability ($550,000) plus (ii) the value to Mr.Rosica of 12 months of acceleration of time-based unvested options, restricted stock and restricted stock units as set forth in the table entitled " Potential Payments Upon Termination Other Than Following a Change-in-Control ."  In the event of disability, the payment amount is offset by any benefit payable under the company’s long-term disability plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Security Holders(4)	3,836,711	$8.46	2,978,714
Equity Compensation Plans Not Approved by Security Holders	—	$—	—
Total	3,836,711	$8.46	2,978,714

(1)	Includes only stock options and restricted stock units outstanding under our equity compensation plans since no warrants or other rights were outstanding as of December 31, 2018.

(2)	The weighted average exercise price of outstanding options does not take into account restricted stock units, which have a de minimis purchase price.

(3)	Excludes the number of securities to be issued upon the exercise of outstanding options, warrants and rights.

(4)	Includes Amended and Restated 2005 Stock Incentive Plan, and 2014 Stock Incentive Plan.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal 2017:

•	The median of the annual total compensation of all employees of our company (other than Mr. Rosica, our former CEO), was $81,600;

•	Mr. Rosica's annual total compensation was $4,829,422; and

•	The ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees for 2018 was 59.2 to 1.
We employed the following methodology, material assumptions, adjustments and estimates to identify the median paid employee and determine such employee’s annual total compensation:

•
Employee Population Measurement Date: We used December 1, 2018 as the date to determine our employee population. As of this date, our employee population consisted of approximately 1,458 individuals working at our parent company and consolidated subsidiaries, with 41% of these individuals located in the Americas, 36% located in Europe, and 23% located in various countries in Southeast Asia. As companies can exclude up to 5% of their population, Avid’s employees in the following countries were excluded: India, Mexico, Taiwan, and Thailand. Combined these exclusions comprised of 30 employees or 2.06% of the overall employee population.

•	Compensation Time Period: We measured compensation for the above employees using the 12-month period ending December 31, 2018.

•
Consistently Applied Compensation Measure: To find the annual total compensation of all our employees (other than our CEO), we used the base salary plus target incentives from our internal HR system. To calculate the annual salary for the hourly population, the rate per hour was multiplied by the number of regularly scheduled hours per week, which was then multiplied by 52 weeks. The annual salary, not full-time equivalent, was used for any part-time employees. For any employees hired during the 2018 calendar year, an annualized salary was used for calculation purposes.

•
Determining Median Employee. Using this methodology, we determined that our median employee was a full-time, salaried employee located in the United Kingdom, with wages and overtime pay for the12-month period ending December 31, 2018, in the amount of $74,182. To convert the employee’s compensation into USD, the following exchange rate was used: 1.3246 to convert the wages from British Pounds to USD.

•
Determining Median Employee’s Pay for CEO Ratio: With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $81,600. The difference between such employee’s wages and overtime pay and the employee’s annual total compensation represents the estimated value of such employee’s annual bonus payment for 2018 (estimated for the employee at $7,418). The estimated bonus would be reflective of the annual program that is reflected in the proxy for the CEO. The numbers represented in this paragraph used the same exchange rate mentioned above to convert from Euros to USD.

•
Determining CEO’s Pay for CEO Ratio: With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column (column j) of our 2018 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report. Excluding the additional grant of RSUs in the amount of $2,000,000 made to Mr. Rosica in 2018 as a new CEO incentive as detailed in "CEO Transition", the ratio of the annual compensation of our Chief Executive Officer to the median of the annual total compensation of all employees for 2018 would be 34.7 to 1.

PROPOSAL 2 - RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal Summary
On March 13, 2019, we appointed BDO USA, LLP ("BDO") as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We are asking stockholders to ratify our audit committee’s selection.
We are not required to have the stockholders ratify the selection of BDO as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain BDO, but may retain such independent auditor. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the company and its stockholders.
Representatives of BDO are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our stockholders.
Board Recommendation
Our board of directors recommends that our stockholders vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm Fees
The following table summarizes the aggregate fees and related expenses paid by us to BDO for professional services rendered for the audit of the financial statements for the years ended December 31, 2017 and 2018, respectively.

	in Thousands
	2018	2017
Audit Fees	$2,864	$2,650
Audit-Related Fees	$—	$—
Tax Fees	$113	$135
All Other Fees	$254	$400
Total	$3,231	$3,185
Audit Fees. The audit fees listed were for professional services rendered by BDO in connection with work done in preparation of the audits of the consolidated financial statements included in our annual reports on Form 10-K, audit of our internal control over financial reporting for and as of the years ended December 31, 2017 and 2018, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC.
Tax Fees. The tax fees listed were for services related to tax compliance, tax advice and tax planning services rendered, with respect to 2018, by BDO. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, a U.S. research tax credit study, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice.
The other fees listed for 2017 and 2018 were paid to BDO in connection with statutory audits for certain of our international subsidiaries and consulting services provided.
All of these services were approved by our audit committee.
Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.
Audit Committee Report
The audit committee assists our board in its oversight of our financial reporting process. The audit committee’s responsibilities are more fully described in its charter, which can be accessed from the corporate governance page in the investor relations section of the company’s website at www.avid.com.
The audit committee has reviewed the company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 and has discussed these consolidated financial statements with management. The company’s management is responsible for internal control and the financial reporting process. The audit committee regularly discusses the reports relating to internal control over financial reporting submitted to the audit committee by the internal auditor, who has unrestricted access to the audit committee. The company’s independent registered public accounting firm is responsible for performing an independent audit of (i) the company’s consolidated financial statements, and (ii) the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), and for issuing reports thereon.
The audit committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended December 31, 2018 and the matters required to be discussed by the auditing standards of the PCAOB.
The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the committee has discussed with the independent registered public accounting firm its independence from the company.
Based on its discussions with the company’s management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT COMMITTEE
John P. Wallace, Chair Paula E. Boggs Nancy Hawthorne Peter M. Westley

PROPOSAL 3 - APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED BY-LAWS TO DECLASSIFY OUR BOARD
Currently, the Company’s Amended and Restated By-Laws (our “By-Laws”), provide for a classified Board divided into three classes of directors, with each class elected for a three-year term. The classification of the Board results in staggered elections, with each class of directors standing for election every third year. One class consists of three members whose terms expire upon the election and qualification of their successors at the 2019 Annual Meeting (“Class II”); one class consists of three members whose terms expire upon the election and qualification of their successors at the 2020 annual meeting of stockholders (“Class III”); and one class consists of three members whose terms expire upon the election and qualification of their successors at the 2021 annual meeting of stockholders (“Class I”).
After careful consideration, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend our By-Laws to phase out of the classified structure of the Board so that, when fully phased out, our stockholders will be able to vote on the election of the entire Board on an annual basis, rather than on a staggered basis, beginning with the 2022 annual meeting of stockholders.
The general description of the proposed amendment to our By-Laws set forth in this Proposal 3 is a summary and is qualified in its entirety by reference to the text thereof, which is attached as Appendix A to this proxy statement.
Declassification of the Board
If this Proposal 3 is approved by our stockholders at the annual meeting, the declassification of the Board will be phased in as follows:

•	at the 2020 annual meeting of stockholders, the Class III directors will stand for election for a one-year term;

•	at the 2021 annual meeting of stockholders, the Class I directors and the Class III directors will stand for election for a one-year term; and

•	at the 2022 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, all directors will stand for election for one-year terms.
Under the proposed amendment, the annual election of directors will be phased in gradually to ensure a smooth transition and the Board will be fully declassified upon the conclusion of the 2022 annual meeting of stockholders. If this Proposal 3 is approved by the requisite vote of the Company’s stockholders, any director elected to fill a vacancy that did not arise from an increase in the size of the Board will hold office for the term that remains for the applicable vacating director, and any director elected to fill a vacancy that resulted from an increase in the size of the Board will be elected to serve until the next annual meeting of stockholders. Also, if this Proposal 3 is approved by the requisite vote of the Company’s stockholders, it will become effective immediately following the 2019 Annual Meeting with the directors elected at future annual meetings as described above.
If Proposal 3 is not approved by the requisite vote of our stockholders, the Board has no current plans to amend the By-Laws and, as a result, the Board will remain classified, with each class of directors serving a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Considerations of the Board
The Company currently has a classified board structure in which directors are divided into three classes with one class elected each year to serve a three-year term. Historically, the Board believed that this classified board structure promoted continuity and stability of strategy, ensured that a potential acquirer in a takeover situation negotiated with the Board, and facilitated the ability of the Board to focus on creating long-term stockholder value.
The Board is aware, however, that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually. The Board also recognizes that a classified board structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

The Board has carefully considered the advantages and disadvantages of the current classified board structure and has determined that it is advisable and in the best interests of the Company and our stockholders to declassify the Board.
Under our Amended and Restated By-Laws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of directors will be required for approval of the amendment to our By-Laws to declassify our Board and to provide for the annual election of directors beginning with the 2022 annual meeting of stockholders. For this proposal, abstentions and broker non-votes will have the same effect as votes "Against" the proposal.
Board Recommendation
Our Board of Directors recommends that our stockholders vote to approve the proposed amendment to our By-Laws to declassify our Board and provide for the annual election of directors beginning with the 2022 annual meeting of stockholders.

PROPOSAL 4 - NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS
Proposal Summary
In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in the section titled “Executive Compensation - Compensation Discussion and Analysis” and in the Compensation Tables and any related narrative discussion contained in this proxy statement.
As an advisory vote, this proposal is not binding. However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future executive compensation decisions.
As we describe in detail in the “Executive Compensation - Compensation Discussion and Analysis,” we believe our executive compensation program embodies a pay for performance philosophy that advances our business strategy and aligns the interests of our executives with our stockholders.
Significant milestones of 2018 include:

•
The Company began shipping its next-generation, web-based version of our MediaCentral product, enabling our customers to create better content faster, deliver to more outlets and devices and maximize the value of their media;

•
The Company was honored with the prestigious 2018 Philo T. Farnsworth Award at the 70th Emmy Engineering Awards in October for its 30 years of continuous, transformative technology innovations, including products that improved and accelerated the entire editing and post production process for television;

•	More than one million people have downloaded the Avid First creative tools;

•
Hal Leonard and the Company entered into a five-year multi-million dollar agreement to distribute pro audio and video products across the Americas, Australia, New Zealand and selected countries in EMEA; and

•	The Company entered into new commercial alliances in Greater China to improve market coverage and better support our various customers and resellers across the region.

Our compensation committee has focused on designing our executive compensation programs to align with stockholder value and ensure that we are focused on executing on our transformation to create stockholder value. As discussed in “The 2018 Executive Compensation Program in Detail” in CD&A, our executive compensation program provides an effective means to align executive compensation with achievement relative to specific financial and operational performance goals, as well as with long-term stockholder returns. For example, based on the company’s 2018 performance, as measured by financial and operational metrics, the compensation committee awarded annual cash bonuses to our named executive officers at a level equal to 59.3% of target. This payout percentage below target reflected our 2018 performance and evidences the rigorous targets our compensation committee has historically set and continues to set.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this proxy statement. Our board of directors is asking stockholders to approve on an advisory, non-binding basis, the following resolution:
RESOLVED, that the stockholders of Avid Technology, Inc. approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement.

Board Recommendation
Our board of directors recommends that our stockholders vote to approve our compensation for our named executive officers by voting FOR the resolution above in Proposal 4.
BENEFICIAL OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table provides information with respect to the beneficial ownership of our common stock as of January 31, 2019 (unless otherwise noted) by:

•	each person known by us to beneficially own (or have a right to acquire within 60 days) more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each executive officer named in the "Summary Compensation Table" (each a “named executive officer,” or “NEO”); and

•	all of our directors and named executive officers as a group.
Percentage ownership calculations are based on 41,975,170 shares of common stock outstanding as of January 31, 2019.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1),(2)
Greater than 5% Stockholders
Blum Capital Partners, L.P.(3) 909 Montgomery Street, Suite 400 San Francisco, CA 94133	6,515,857	16.0%
Cove Street Capital, LLC(4) 2101 E El Segundo Blvd. Suite 302 El Segundo, CA 90245	6,245,653	14.8%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	2,742,779	6.6%
Directors(6)
Robert M. Bakish	756,058	1.8%
Paula E. Boggs	48,206	*
Elizabeth M. Daley	87,058	*
Nancy Hawthorne	87,058	*
John H. Park	98,551	*
Daniel Silvers	3,775	*
John P. Wallace	21,023	*
Peter M. Westley	—	*
Named Executive Officers(6)
Jeff Rosica	529,911	1.2%
Kenneth L. Gayron	—	*
Jason A. Duva	328,650	*
Dana Ruzicka	171,298	*
Tom Cordiner	96,188	*
Louis Hernandez, Jr.	192,297	*
Brian E. Agle	70,732	*
All directors and 2018 named executive officers as a group	2,490,805	5.9%

*	Less than 1%.

(1)
The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)
Any shares that a person or entity has the right to acquire within 60 days after January 31, 2019 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D/A filed with the SEC by Blum Capital Partners L.P. and various entities affiliated with it on December 6, 2016. The shares are deemed to be beneficially owned by various entities for which Blum Capital Partners L.P. serves as an investment adviser. As of November 9, 2016, Blum Capital Partners L.P. had sole dispositive power and voting power over 6,515,857 shares; Richard C. Blum & Associates, Inc., had sole dispositive and voting power over 6,555,367 shares; Blum Strategic GP III, L.L.C had sole dispositive and voting power over 3,528,619 shares; Blum Strategic GP III, L.P. had sole dispositive and voting power over 3,528,619 shares; BCP III AIV A, L.P. had sole dispositive and voting power over 3,528,619 shares; Blum Strategic GP IV, L.L.C had sole dispositive and voting power over 2,987,238 shares; Blum Strategic GP IV, L.P. had sole dispositive and voting power over 2,987,328 shares; and BCP IV AIV A, L.P. had sole dispositive and voting power over 2,987,338 shares.

(4)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13D filed with the SEC by Cove Street Capital LLC on February 23, 2018. As of February 16, 2018, Cove Street Capital LLC had shared voting power over 5,612,988 shares and shared dispositive power over 6,245,653; Mr. Jeffrey Bronchick had sole voting power over 10,000 shares, shared voting power over 5,612,988 shares, sole dispositive power over 10,000 shares and shared dispositive power over 6,245,653 shares.

(5)
Amount and nature of ownership listed is based solely upon information contained in Schedule 13G/A filed with the SEC by The Vanguard Group on February 11, 2019. As of December 31, 2018, The Vanguard Group had sole dispositive power over 2,697,552 shares, sole voting power over 45,227 shares and shared dispositive power over 45,227 shares.

(6)
Includes the following shares of Common Stock subject to options exercisable or restricted stock units vesting within 60 days after January 31, 2019: Mr. Bakish: 3,000; Dr. Daley: 3,000; Ms. Hawthorne: 3,000; Mr. Park: 15,000; Mr. Rosica: 365,253; Mr. Duva: 241,305; Mr. Ruzicka: 43,289; Cordiner: 52,145; and all current directors and named executive officers as a group: 725,992.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all reports required to be filed pursuant to Section 16(a) were timely filed with respect to the year ended December 31, 2018.
Appendix A
Avid Technology, Inc.
PROPOSED AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED BY-LAWS TO DECLASSIFY OUR BOARD AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS
The proposed amendment to the Company's Amended and Restated By-Laws would revise Article III Section 1 and Article III Section 2 thereof shown below (new language is indicated by bolded underlined text and deletions are indicated by strikethroughs).
Section 1.     Number and Election of Directors. The Board of Directors shall consist of not less than three nor more than fifteen members, the exact number of which shall be fixed from time to time by a majority of the Board of Directors then in office. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each Annual Meeting of Stockholders, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term and until their successors are duly elected and qualified. ~~If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.~~ Notwithstanding the foregoing, effective as of the Annual Meeting of Stockholders to be held in 2020 (the “2020 Annual Meeting”), and at each Annual Meeting of Stockholders thereafter, subject to the rights granted to holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director elected at and after the 2020 Annual Meeting shall be elected for a term expiring at the next succeeding Annual Meeting of Stockholders and until such director’s successor shall have been elected and qualified; provided, however, that any director who prior to the 2019 Annual Meeting was elected to a term that continues beyond the date of the 2019 Annual Meeting (such term, a “Classified Term”), shall continue to serve as a director for the remainder of his or her elected Classified Term or until his or her death, resignation, disqualification or removal (each such director, including any director appointed to fill a vacancy caused by the death, resignation, disqualification, removal or other cause of such director, a “Continuing Classified Director”; provided that any such director shall cease to be a Continuing Classified Director upon the expiration of the Classified Term to which he or she was most recently elected or appointed). As a result, effective as of the annual meeting of stockholders in 2022, the Board will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into classes. Directors need not be stockholders.
Section 2.    Vacancies. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director ~~of any class~~ elected to fill a vacancy resulting from an increase in the number of directors ~~of such class~~ shall hold office ~~for a term that shall coincide with~~ until the ~~remaining term that class~~ next annual meeting of stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

PROXY CARD

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AVID TECHNOLOGY, INC.
75 NETWORK DRIVE
BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET, on May 1, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Avid Technology, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed counted and valid.

VOTE IN PERSON
If you attend Avid Technology, Inc.'s 2019 Annual Meeting of Stockholders, you may vote in person. You will need to request a ballot at the annual meeting. If you are a beneficial owner, in order to vote in person at the annual meeting, you must obtain a legal proxy from the stockholder of record that authorizes you to do so.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Avid Technology, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E60540-P16750

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AVID TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. To elect all of the nominees listed below as Class II Directors to serve for three-year terms.

Nominees:	For	Against	Abstain
1a. Robert M. Bakish	☐	☐	☐
1b. Paula E. Boggs	☐	☐	☐
1c. Jeff Rosica	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for the current fiscal year.	☐	☐	☐
3. To approve an amendment to the Company's Amended and Restated By-Laws to declassify our Board and to provide for the annual election of directors.	☐	☐	☐
4. To approve, by a non-binding vote, executive compensation.	☐	☐	☐

NOTE: If any other matters properly come before the meeting, the persons named by Avid as proxies herein will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. **Please date the proxy card.**

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E60541-P16750

AVID TECHNOLOGY, INC.
2019 Annual Meeting of Stockholders
May 2, 2019

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Jason A. Duva and Alessandra Melloni, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2019 Annual Meeting of Stockholders of Avid Technology, Inc. to be held at 75 Network Drive, Burlington, MA 01803, on Thursday, May 2, 2019, at 8:30 a.m ET, and at any adjournments or postponements of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES FOR PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be marked, dated and signed on the reverse side.